UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SHOALS TECHNOLOGIES GROUP, INC.
(Name of Registrant as Specified in Its charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Shareholders,
We are pleased to invite you to attend the Annual Meeting of Shareholders of Shoals Technologies Group, Inc. (“Shoals” or the “Company”) to be held on Thursday, May 1, 2025, at 10:00 a.m. Eastern Time (the “Annual Meeting”). This year’s Annual Meeting will be conducted virtually, via live audio webcast. You will be able to attend the meeting online by visiting www.virtualshareholdermeeting.com/SHLS2025. You will be able to submit questions and vote your shares electronically during the meeting by logging in using the 16-digit control number included on your notice of internet availability of proxy materials, proxy card or the voting instruction form received from your bank or broker. Once you have logged in to the virtual meeting, you will be able to submit questions and vote your shares electronically during the Annual Meeting.
The accompanying proxy statement provides information about the matters we will ask you to consider at the Annual Meeting, which are:
1.	to elect three director nominees identified in the accompanying proxy statement to serve as Class I directors until the 2026 Annual Meeting and until their successors are duly elected and qualified;
2.	to approve, by an advisory vote, the compensation of the Company’s Named Executive Officers (i.e., “say-on-pay” proposal);
3.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025; and
4.	to transact other business as may properly come before the meeting or any adjournment or postponement of the meeting.
Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote.
You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the notice of internet availability of proxy materials, proxy card or voting instruction form received from your bank or broker. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.

Sincerely,

BRAD FORTH
Chairman of the Board of Directors

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS
The 2025 annual meeting of shareholders of Shoals Technologies Group, Inc. (the “Company”) will be held via the internet at www.virtualshareholdermeeting.com/SHLS2025 on Thursday, May 1, 2025, at 10:00 a.m. Eastern Time for the following purposes:
1.	to elect three director nominees identified in the accompanying proxy statement to serve as Class I directors until the 2026 Annual Meeting and until their successors are duly elected and qualified;
2.	to approve, by an advisory vote, the compensation of the Company’s Named Executive Officers (i.e., “say-on-pay” proposal);
3.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025; and
4.	to transact other business as may properly come before the meeting or any adjournment or postponement of the meeting.
Our Board of Directors has set the record date as March 10, 2025. Only shareholders that owned shares of the Company’s Class A common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment or postponement thereof. A list of shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 1, 2025, at 1400 Shoals Way, Portland, Tennessee 37148.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 1, 2025

The notice of annual meeting, the proxy statement and our 2024 annual report are available on our website at https://investors.shoals.com. Additionally, in accordance with the SEC rules, you may access our proxy materials at www.proxyvote.com.
The notice of internet availability of proxy materials is first being delivered to the Company’s shareholders of record on or about March 20, 2025.

By Order of the Board of Directors,

Chris Johnson
Assistant General Counsel | Assistant Corporate Secretary

The content of our website is not incorporated by reference into this proxy statement or in any other report or document we file with the Securities and Exchange Commission (the “SEC”), and any references to our website are intended to be inactive textual references only.

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q:	Why did I receive these materials?
The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote at our 2025 Annual Meeting of Shareholders (or at any adjournment or postponement of the meeting). Shareholders who own shares of our Class A common stock as of the record date, March 10, 2025 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about the Company.
Notice of Internet Availability of Proxy Statement and Annual Report. As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our shareholders electronically via the Internet. The notice of internet availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.
Householding. The SEC rules permit us to print an individual’s multiple accounts on a single set of Annual Meeting materials. To take advantage of this opportunity, we have summarized on one set of Annual Meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted shareholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Annual Meeting materials, as requested, to any shareholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Annual Meeting materials or if you currently receive separate copies and would prefer to receive a single copy in the future, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding. They will have their own procedures for shareholders who wish to receive individual copies of the proxy materials.
Q:	Who will be entitled to vote?
Shareholders who own shares of our Class A common stock as of the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, the Company had approximately 167,160,714 shares of Class A common stock outstanding. Holders of shares of Class A common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.
Our common stock is divided in two classes: Class A common stock and Class B common stock. Even though holders of Class B common stock would be entitled to one vote per share and to vote together with holders of Class A common stock as a single class on all matters presented at the Annual Meeting, as of the Record Date, there were no shares of Class B common stock outstanding.
Q:	What will I be voting on?
You will be voting on:
1.	the election of Ty Daul, Toni Volpe and Niharika Taskar Ramdev as Class I directors to serve on the Board until the 2026 Annual Meeting and until their successors are duly elected and qualified;
2.	the approval, by an advisory vote, of the compensation of the Company’s Named Executive Officers (i.e., “say-on-pay” proposal);
3.	the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025; and
4.	any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Q:	How does the Board recommend I vote on these matters?
The Board recommends you vote:
1.	FOR the election of Ty Daul, Toni Volpe and Niharika Taskar Ramdev as Class I directors;
2.	FOR the approval, by an advisory vote, of the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement (i.e., “say-on-pay” proposal); and
3.	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025.
Q:	How do I cast my vote?
Beneficial Shareholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial shareholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial shareholder.
Registered Shareholders. If you hold shares in your own name, you are a registered shareholder and may vote during the virtual Annual Meeting at www.virtualshareholdermeeting.com/SHLS2025. You will need to log in by entering your unique 16-digit control number included on your notice of internet availability of proxy materials, proxy card or voting instruction form. Only one person will be able to log in with that unique control number at any time. You can also vote by proxy before the Annual Meeting in the following ways:
1.	via the Internet at www.proxyvote.com;
2.	by phone by calling 1-800-690-6903; or
3.	by signing and returning a proxy card
Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 30, 2025. Regardless of whether you plan to attend the Annual Meeting, we encourage you to vote your shares as soon as possible. If you submit a proxy but do not indicate any voting instructions, the persons named as proxies in the proxy card will vote in accordance with the Board’s recommendation. The Board’s recommendation with respect to each proposal that you are being asked to vote on is set forth above, as well as within the description of each proposal in this proxy statement.
Q:	Can I access the proxy materials electronically?
Yes. Our proxy materials are available at www.proxyvote.com. In addition, instead of receiving future copies of our notice of internet availability and other proxy materials by mail, shareholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. If you would like to instruct us to send electronic copies of our notice of internet availability and other proxy materials, you should follow the instructions available at www.proxyvote.com. Your election to receive future proxy materials by email will remain in effect until you revoke it.
Q:	How may I change or revoke my proxy?
Beneficial Shareholders. Beneficial shareholders should contact their broker, trustee or nominee for instructions on how to change their proxy vote.
Registered Shareholders. Registered shareholders may change a properly executed proxy at any time before its exercise:
1.	by revoking it via written notice to our Chief Legal Officer and Corporate Secretary;
2.	via the Internet at www.proxyvote.com;
3.	by phone by calling 1-800-690-6903;
4.	by signing and returning a new proxy card; or
5.	by voting at the virtual Annual Meeting.

Q:	How can I attend and participate in the virtual Annual Meeting?
The Annual Meeting is being held as a virtual only meeting this year.
If you are a shareholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at www.virtualshareholdermeeting.com/SHLS2025 and entering your 16-digit control number. This number is included in your notice of internet availability of proxy materials, proxy card or voting information form.
If you are a shareholder as of the Record Date and have logged in using your 16-digit control number, you may submit questions at any point during the meeting (until the floor is closed to questions) by typing your question into the “Ask a Question” field, and clicking “Submit.” Shareholder questions or comments are welcome, but we will only answer questions pertinent to Annual Meeting matters, subject to time constraints. Questions regarding personal matters and statements of advocacy are not pertinent to Annual Meeting matters and therefore will not be addressed. Questions or comments that are substantially similar may be grouped and answered together to avoid repetition. The audio broadcast of the Annual Meeting will be archived at www.virtualshareholdermeeting.com/SHLS2025 for at least one year.
If you are not a shareholder as of the Record Date or do not log in using your 16-digit control number, you may still log in as a guest and listen to the Annual Meeting, but you will not be able to ask questions or vote at the meeting.
Q:	Why is the Annual Meeting virtual only?
We have adopted a virtual format for our Annual Meeting to provide a consistent experience to all shareholders regardless of location. Hosting a virtual meeting makes it easy for our shareholders to participate from any location in the world.
Q:	What if I run into technical issues while trying to access the Annual Meeting?
The virtual meeting platform is supported across browsers and devices running the most updated version of applicable software and plug-ins. Participants should give themselves plenty of time to log in and ensure they have a strong internet connection and they can hear streaming audio prior to the start of the Annual Meeting.
If you encounter technical difficulties with the Annual Meeting platform on the meeting day, please call the technical support number that will be posted on the meeting website. Technical support will be available starting at 9:45 a.m. Eastern Time and until the end of the meeting.
Q:	How do I inspect the list of shareholders?
To examine the list of shareholders entitled to vote at the Annual Meeting at our principal executive offices, you must be a shareholder as of the Record Date and will be required to provide a copy of your notice of internet availability, proxy card or voting instruction form bearing your unique 16-digit control number and a copy of a valid picture identification, such as a driver’s license or passport, that matches the name on the notice of internet availability, proxy card or voting instruction form.
Q:	How many shares must be present to transact business at the Annual Meeting?
A quorum of our shareholders must be present at the Annual Meeting for any business to be conducted. Under our Bylaws, the holders of a majority in voting power of our outstanding capital stock entitled to vote at the Annual Meeting, present at the Annual Meeting or represented by proxy, constitutes a quorum. If you authorize a proxy to vote electronically or telephonically, or you sign and return a paper proxy or voting instruction form, your shares will be counted to determine whether a quorum has been established even if you “withhold” your vote or fail to vote on a particular item of business. Abstentions and “broker non-votes” will also be considered present for the purpose of determining whether there is a quorum for the Annual Meeting.
If a quorum is not present or represented by proxy at the scheduled time of the Annual Meeting, (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the shareholders entitled to vote at the Annual Meeting, present or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.

Q:	What is the voting requirement to approve each of the proposals, and how are the votes counted?
PROPOSAL 1 - ELECTION OF DIRECTORS
A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the three nominees receiving the highest number of “FOR” votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Votes that are “WITHHELD” with respect to one or more director nominees will result in the respective nominee receiving fewer votes, but they will not count as votes against a nominee and will have no effect on the outcome of the election of those nominees. Broker non-votes will not impact the election of the nominees.
PROPOSAL 2 - NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Proposal 2. Abstentions will be counted as present and entitled to vote on Proposal 2 and will therefore have the effect of a negative vote. Broker non-votes will not be entitled to vote on Proposal 2 and will therefore have no effect on Proposal 2. Although the results of Proposal 2 will not be binding on the Board, the Board will consider the results of the shareholder vote when making future decisions regarding executive compensation.
PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Proposal 3. Abstentions will be counted as present and entitled to vote on Proposal 3 and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025.
Q:	When will the results of the vote be announced?
The preliminary voting results will be announced at the virtual Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.
Q:	What is the deadline for submitting a shareholder proposal or director nomination for the 2026 Annual Meeting?
Shareholder proposals pursuant to SEC Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of shareholders to be held in 2026, must be received by the Company’s Chief Legal Officer and Corporate Secretary no later than November 20, 2025. Such notices must be sent by both (i) hand delivery, overnight courier service, or by certified or registered mail, return receipt required, in each case, to the Secretary at the principal executive offices of the Company at 1400 Shoals Way, Portland, Tennessee 37148, and (ii) by electronic mail to the Secretary through email at CorporateSecretaryNotices@Shoals.com. Shareholders wishing to make a director nomination or bring a proposal before the 2026 annual meeting (other than pursuant to SEC Rule 14a-8), but not include it in the Company’s proxy materials, must comply with the advance notice provisions in the Company’s Bylaws, which require, among other things, that shareholders provide written notice of such proposal to the Chief Legal Officer and Corporate Secretary at the Company’s principal executive offices no later than the close of business on January 30, 2026 and no earlier than the close of business on December 31, 2025, assuming the Company does not change the date of the 2026 annual meeting of shareholders by more than 30 days before or 70 days after the anniversary of the 2025 Annual Meeting. If so, the Company will release an updated time frame for shareholder proposals. Any shareholder proposal or director nomination must comply with the other provisions of the Company’s Bylaws and be submitted in writing to the Chief Legal Officer and Corporate Secretary at the Company’s principal executive offices.

In addition to satisfying the requirements of our Bylaws, any notice of shareholder director nominations must also comply with the requirements set forth in Rule 14a-19 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Shareholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide written notice to the Chief Legal Officer and Corporate Secretary that sets forth all the information required by Rule 14a-19(b) of the Exchange Act. Such notice must be postmarked or transmitted electronically to the Chief Legal Officer and Corporate Secretary at the Company’s principal executive offices no later than March 2, 2026. Any shareholder nomination that fails to comply with the advance notice requirements of our Bylaws or with the requirements set forth in Rule 14a-19 will be disregarded by the Company.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which is currently composed of eight directors. Our Board has determined that all directors, except for our Chief Executive Officer, Brandon Moss, meet the Nasdaq requirements to be independent directors.
Our Amended and Restated Certificate of Incorporation (as amended, our “Certificate of Incorporation”) provides that the authorized number of directors may be changed only by resolution of our Board. Our Certificate of Incorporation historically provided that our Board would be divided into three classes of directors, with the classes as nearly equal in number as possible. However, at our 2024 annual meeting of shareholders, our shareholders approved an amendment to our Certificate of Incorporation to declassify our Board and phase-in the annual election of directors, beginning with this Annual Meeting, such that from and after the 2027 annual meeting of shareholders, all nominees will be subject to election at each annual meeting and will serve for a term of one year and until such directors’ successors are duly elected and qualified or until such directors’ earlier death, resignation or removal in accordance with our Certificate of Incorporation or Bylaws.
The following table sets forth the director class, name, age as of March 6, 2025, and other information for each member of our Board:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Ty Daul	I	57	Director	2021	2025	2026
Toni Volpe	I	52	Director	2021	2025	2026
Niharika Taskar Ramdev	I	55	Director	2024	2025	2026
Jeannette Mills	II	58	Director	2022	2026
Lori Sundberg	II	61	Director	2021	2026
Brad Forth	III	60	Chair of the Board	2021	2027
Robert Julian	III	62	Director	2022	2027
Brandon Moss	III	46	CEO and Director	2024	2027

Directors Experience and Core Competencies
The Board believes that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our shareholders, our Board seeks to, as a whole, be competent in key corporate disciplines, including risk management, crisis management, leadership, regulatory issues, reputational issues, accounting and financial acumen, business judgment, governance, social responsibility, strategy and strategic planning. Additionally, we desire that the Board have specific knowledge related to our industry, such as expertise in the solar and energy industries. The Nominating and Corporate Governance Committee believes that all directors must, at a minimum, meet the criteria set forth in the Company’s Code of Ethics and the Corporate Governance Guidelines, which specify, among other things, that the Nominating and Corporate Governance Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. The Nominating and Corporate Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Nominating and Corporate Governance Committee considers (to the extent permissible under law) individuals with diverse viewpoints, accomplishments, cultural background, professional expertise, skills, personal characteristics and geographic representation, that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our shareholders. Currently, of the eight directors on our Board, three self-identify as female and two self-identify as underrepresented minorities. The Nominating and Corporate Governance Committee also considers a combination of factors for each director, including (a) the nominee’s ability to represent all shareholders without a conflict of interest, (b) the nominee’s ability to work in and promote a productive environment, (c) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director, (d) whether the nominee has demonstrated the high level of character, ethics and integrity expected by the Company, (e) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company, (f) the nominee’s ability to apply sound and independent business judgment and (g) the diverse attributes of the nominee, such as differences in background, qualifications and personal characteristics.
Board Skills Matrix (As of March 6, 2025)
Our Board believes the current directors embody a diverse range of viewpoints, backgrounds and skills. The following matrix provides information about each of our directors, including certain types of knowledge, skills, experiences, and attributes, as well as each director’s self-identified diversity information. The matrix does not encompass all of the knowledge, skill, experience, or attribute of our directors and does not suggest that a director who is not listed as having any particular knowledge, skill, experience, or attribute is unable to contribute to the decision-making process in such area. No individual knowledge, skill, experience, or attribute is solely dispositive of becoming a member of our Board.

Knowledge, Skills and Experience	Forth	Moss	Daul	Julian	Mills	Sundberg	Volpe	Ramdev
Financial Expertise	✔	✔	✔	✔	✔	✔	✔	✔
Corporate Governance	✔		✔	✔	✔	✔	✔	✔
Compensation	✔	✔	✔	✔	✔	✔	✔	✔
Chief Executive Officer	✔	✔	✔	✔			✔
Cybersecurity and IT	✔		✔	✔			✔
Research and Product Development	✔	✔			✔
Energy and Adjacent Markets	✔	✔	✔		✔	✔	✔
International	✔	✔	✔	✔	✔	✔	✔	✔
Human Capital Management	✔	✔	✔	✔	✔	✔	✔	✔
Manufacturing & Supply Chain	✔	✔		✔	✔			✔
Risk Mitigation / Litigation	✔	✔	✔	✔			✔	✔
Mergers and Acquisitions	✔	✔	✔	✔	✔	✔	✔	✔
Gender Identity
Female					✔	✔		✔
Male	✔	✔	✔	✔			✔
Demographic Background
African American or Black					✔
White	✔	✔	✔	✔		✔	✔
Asian								✔

Director Nominations
The Nominating and Corporate Governance Committee has determined that all of our directors meet the criteria and qualifications set forth in the Company’s Code of Ethics, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our shareholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and regulatory and social realities of the environment in which we operate, the independence and high-performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for the Company and its shareholders, and guide the long-term sustainable, dependable performance of the Company.

Director nominees that possess the skills and qualifications necessary for service are recommended for nomination to the Board by the Nominating and Corporate Governance Committee and the committee is responsible for proposing directors for election by the shareholders at each annual meeting and for proposing candidates to fill any vacancies. Candidates for independent Board member positions are identified through recommendations from directors or others associated with the Company, as well as through a formal search process managed by a third-party search firm. The Nominating and Corporate Governance Committee may also request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings.
At our 2024 annual meeting, shareholders approved an amendment to declassify our Board and phase in annual director elections, starting with this Annual Meeting. By 2027, all nominees will be elected annually for one-year terms. Subject to any earlier resignation or removal in accordance with the terms of our current Certificate of Incorporation and our Bylaws, our Class I directors will serve until this Annual Meeting (and, if elected, until the annual meeting of shareholders to be held in 2026), our Class II directors will serve until the annual meeting of shareholders to be held in 2026, and our Class III directors will serve until the annual meeting of shareholders to be held in 2027. Our Certificate of Incorporation currently provides that our directors may be removed at any time (i) prior to the date of the 2027 annual meeting of shareholders, only for cause, and (ii) following the date of the 2027 annual meeting of shareholders, either with or without cause, in each case, by the affirmative vote of a majority of the voting power of our outstanding shares of stock entitled to vote thereon.
Shareholder Recommendations and Nominations for Director Nominees
The Nominating and Corporate Governance Committee will consider shareholder nominations for membership on the Board. For the 2026 Annual Meeting, nominations must be sent by both (i) hand delivery, overnight courier service, or by certified or registered mail, return receipt required, in each case, to the Secretary at the principal executive offices of the Company at 1400 Shoals Way, Portland, Tennessee 37148, and (ii) by electronic mail to the Secretary through email at CorporateSecretaryNotices@Shoals.com. Such nominations will then be forwarded to the Nominating and Corporate Governance Committee. Nominations must be in writing and we must receive the nomination no later than the close of business on January 30, 2026, and no earlier than the close of business on December 31, 2025. Nominations must meet the procedural requirements specified in our Bylaws. Nominations must also comply with the requirements set forth in Rule 14a-19 of the Exchange Act. Shareholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must also provide written notice to the Chief Legal Officer and Corporate Secretary that sets forth all the information required by Rule 14a-19(b) of the Exchange Act. Such notice must be postmarked and transmitted electronically to the Chief Legal Officer and Corporate Secretary at the Company’s principal executive offices no later than March 2, 2026, according to the instructions set forth above for notice of nominations. Any shareholder nomination that fails to comply with the advance notice requirements of our Bylaws or with the requirements set forth in Rule 14a-19 will be disregarded by the Company.
When filling a vacancy on the Board, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Nominating and Corporate Governance Committee has engaged and may engage third parties to assist in the search and provide recommendations and also considers recommendations from current directors and shareholders. All candidates and nominees are evaluated based on the process outlined in our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee charter.

PROPOSAL 1 – ELECTION OF DIRECTORS
Our Board recommends that the nominees below be elected as Class I members of the Board at the Annual Meeting.

Name	Class	Age*	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Ty Daul	I	57	Director	2021	2025	2026
Toni Volpe	I	52	Director	2021	2025	2026
Niharika Taskar Ramdev	I	55	Director	2024	2025	2026

*	Ages as of March 6, 2025.
Each nominee has consented to be named in this proxy statement, has agreed to serve if elected, and was recommended for election by the Nominating and Corporate Governance Committee for consideration by the Board and our shareholders. On August 7, 2024, after a search conducted with the assistance of a third-party search firm, and with the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Niharika Taskar Ramdev as a director based on Ms. Ramdev’s skills, qualifications and experiences. Ms. Ramdev is a Class I director and is a nominee recommended for election at the Annual Meeting. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.
Director Nominees to Serve for a One-Year Term Expiring at the 2026 Annual Meeting.
Ty Daul. Mr. Daul began serving on our Board in March 2021. Since 2024, Mr. Daul has served as a member of the Board of Directors of LandBridge Company, LLC (NYSE: LB), a large land holdings company providing resources to the energy and datacenter industries, where he also serves as a member of the audit committee. Since May 2020, Mr. Daul has been Chief Executive Officer and a member of the Board of Directors of Primergy Solar, a developer, owner and operator of both distributed and utility scale solar PV and energy storage projects across North America. Prior to Primergy, from March 2017 to May 2020, Mr. Daul served as Vice President of Canadian Solar’s energy project development business throughout North and South America, and was President of Recurrent Energy Group, a wholly owned subsidiary of Canadian Solar that functions as the company’s U.S. project development arm. Prior to Canadian Solar, Mr. Daul served as Senior Vice President, Americas Power Plants of SunPower Corporation from May 2015 to March 2017. In addition, Mr. Daul served on the Board of 8point3 Energy Partners LP, the publicly traded yieldco formed by SunPower Corporation and First Solar, Inc., from June 2015 to March 2017. Prior to joining SunPower, he co-founded Element Power in 2009 and oversaw the company’s wind and solar businesses in the Americas for five years. Mr. Daul has more than three decades of experience in the power generation industry, Mr. Daul has been integrally involved in more than 12 GW of operating wind, solar and battery energy storage projects representing well over $13 billion of total investment. Mr. Daul’s energy industry experience also includes seven years at Iberdrola Renewables, Inc. (f/k/a PPM Energy Inc.), Entergy Corp. and Newport Generation Ventures, LLC. He is currently on the Board of Directors of the Solar Energy Industries Association, as well as Infinigen Renewables, a Puerto Rico based clean energy IPP. Mr. Daul also served on the Wind Solar Alliance Board for more than seven years. He earned a B.S. in mechanical engineering from the University of Washington and an MBA from Texas A&M University.
The Board believes Mr. Daul’s expertise in the energy industry and his experience as a seasoned leader with an ability to execute complex transactions across diverse technologies and teams qualifies him to serve as a director of our Board.
Toni Volpe. Mr. Volpe began serving on our Board in March 2021. Mr. Volpe has been the CEO of Nadara Ltd., a global leader in the development, construction and asset management of renewable energy plants with over 4 GW of solar and wind assets in operations, a pipeline of projects of 18 GW, and is present in nine European countries and the U.S., since January 2024, a role he assumed after the merger of Ventient Energy and

Renantis S.p.A., where he had been CEO since March 2016. Prior to Nadara, Mr. Volpe served in various senior leadership positions at Enel, leading as CEO of the North American business of Enel Green Power (EGP) and contributing to its portfolio diversification in geothermal, solar, mini-hydro, wind, and biomass. Mr. Volpe also served as CEO of Enel Romania, a regulated electricity distribution business that covers one third of the country. Mr. Volpe graduated magna cum laude in Management, Economics and Industrial Engineering, at Polytechnic of Milan and obtained his MBA from Columbia Business School.
The Board believes Mr. Volpe’s broad experience in the energy industry, and his expertise as a board member and senior executive in the industry for 20 years, qualifies him to serve as a director of our Board.
Niharika Taskar Ramdev. Ms. Ramdev began serving on our Board in 2024. Since November 2022, Ms. Ramdev has served as a member of the Board of Directors, the chair of the audit committee, and as a member of the compensation and nominating committees of Silgan Holdings Inc. (NYSE: SLGN). From June 2022 to April 2024, Ms. Ramdev served as a member of the Board of Directors, and a member of the audit and finance committees of, Kaman Corporation (NYSE: KAMN). From August 2021 to September 2023, Ms. Ramdev served as a member of the Board of Directors, and a member of the audit committee of, Triton International Limited (NYSE: TRTN). From November 2021 to June 2022, Ms. Ramdev served as a member of the Board of Directors, and a member of the risk committee of, Renewable Energy Group (Nasdaq: REGI), where she also served as a member of the audit committee from May 2022 – June 2022. From December 2020 to May 2022, Ms. Ramdev served as a member of the Board of Directors, the chair of the audit committee, and a member of the compensation committee of XL Fleet (NYSE: XL) (n/k/a Spruce Power Holdings Corporation). Prior to Ms. Ramdev’s extensive board service, Ms. Ramdev held senior leadership roles at General Motors, where she most recently served as CFO, Global Cadillac, from 2018-2019. Ms. Ramdev holds a Bachelor of Commerce degree in Financial Accounting from University of Bombay (Mumbai), and a Master’s degree in Business Administration from Harvard Business School.
The Board believes Ms. Ramdev’s experience in finance, risk management, supply chain and international operations qualifies her to serve as a director of our Board.
Continuing Directors
Class II Directors (terms expiring in 2026)
Jeannette Mills. Ms. Mills began serving on our Board in August 2022. Ms. Mills is a senior operations executive with more than 30 years of commercial and regulatory experience in the energy and utilities sectors, as well as the consumer services sector. Ms. Mills’s career reflects a demonstrated track record of delivering solid achievements in business operations, risk management, strategy development, and financial management. Since August 2024, Ms. Mills has been Executive Vice President and Chief Administrative Officer at Tennessee Valley Authority (“TVA”), a federally owned electric utility, where she is responsible for leading the organizations that support all of TVA, including Technology and Innovation, Supply Chain, Safety and Health, Facilities, Security and Resiliency, and Aviation Services. As a member of TVA’s enterprise leadership team, Ms. Mills is instrumental in supporting TVA’s employees and the work they do to power TVA’s mission and the millions of customers they serve. From February 2020 to August 2024, Ms. Mills served as Executive Vice President and Chief External Relations Officer at TVA. Prior to joining TVA, from March 2017 to February 2020, she was Senior Vice President – Safety, Health, Environmental & Assurance of National Grid plc, a British multinational electricity and gas utility company. Prior to those positions, Ms. Mills held an executive position at the Maryland Public Service Commission, Baltimore Gas & Electric, and Medifast, Inc. (NYSE: MED), where she also served as a board member and member of the compensation committee. Ms. Mills also serves as a board member at the Women’s Foundation for a Greater Memphis, the American Association of Blacks in Energy, the Tennessee Theatre, and the Cal Ripken, Sr. Foundation. She holds a BS in Electrical Engineering from Virginia Tech University and an MBA from Loyola University Maryland.
The Board believes Ms. Mills’s extensive experience in the utilities industry in addition to her deep expertise in business operations, risk management, strategy development, and financial management, along with governance experience through her previous work on the board and compensation committee of Medifast, Inc. qualifies her to serve as a director of our Board.
Lori Sundberg. Ms. Sundberg began serving on our Board in March 2021. Since 2024, Ms. Sundberg has served as Chief Human Resources Officer at Cadence Education, a premier early childhood education center. From October 2021 to June 2024, Ms. Sundberg has served as HR Executive at Performance and Talent

Solutions, a consulting firm. Ms. Sundberg was the Chief Human Resources Officer of Quanergy Systems, Inc. (NYSE: QNGY), a leading provider of LiDAR sensors and smart 3D solutions, from June 2022 to February 2023. Prior to such position, she was an Executive Vice President and Chief Human Resources Officer for Western Digital Corporation (Nasdaq: WDC), from February 2018 to October 2021, a leading key global human resources initiatives and people strategies. Ms. Sundberg has more than 30 years of experience in developing and aligning HR strategy with business needs. She has led large corporate initiatives focused on culture, organization effectiveness, diversity, leadership development, merger and acquisitions, and total rewards. Before joining Western Digital, she served as SVP, Global Human Resources at Jacobs (NYSE: J), a global provider of technical, professional and construction services. Sundberg has also served as SVP, Human Resources and Ethics at Arizona Public Services Company, the largest electric utility in Arizona, and advanced through a series of HR leadership roles at American Express. Ms. Sundberg holds a Bachelor of Science degree in Business Management from Brigham Young University.
The Board believes Ms. Sundberg’s extensive experience in managing human resources and leading complex corporate initiatives, in addition to her broad understanding of different industries from financial services to utilities, qualifies her to serve as a director of our Board.
Class III Directors (terms expiring in 2027)
Brad Forth, Chair. Mr. Forth began serving on our Board in June 2017. Mr. Forth has more than 30 years of experience in the energy industry. Mr. Forth began his career as a design engineer at Power Measurement, Inc. in 1988, where he was responsible for pioneering research in the field of digital power metering and energy management systems. Mr. Forth remained at Power Measurement in various capacities for 18 years, and was its Chief Executive Officer from 1998 to 2005 when it was acquired by Schneider Electric. In 2006, Mr. Forth joined GFI Energy Group as a Partner until 2009. Mr. Forth was a Managing Director at Oaktree Capital Management (“Oaktree”) from 2009 to 2016, and a Senior Advisor to Oaktree’s GFI Energy Group from 2016 to 2021. In June 2022, Mr. Forth joined Neos Partners as a Senior Partner. Mr. Forth is a former board member of Xantrex Technology, The Kirlin Group and OpTerra Energy Group, and a former board chair of GT Solar Incorporated, Turbine Generator Maintenance, Cannon Technologies, GoodCents and TenK Solar. Mr. Forth is currently a board member of Array Technologies (Nasdaq: ARRY), a solar tracking and solutions company, since July 2016. Mr. Forth received a Bachelor of Electrical Engineering degree from the University of Victoria in Canada.
The Board believes Mr. Forth’s deep expertise in the energy industry, plus his experience as an investor and board member of several companies in the energy industry, and his service in different executive leadership roles qualifies him to serve as a director of our Board.
Robert Julian. Mr. Julian began serving on our Board in August 2022. From October 2021 through his retirement on January 31, 2024, Mr. Julian served as Chief Financial Officer of The RealReal, Inc. (the “TheRealReal”) (Nasdaq: REAL) the world’s largest online marketplace for authenticated, consigned luxury goods, where he was responsible for developing and shaping company strategy and driving profitable growth. Following Mr. Julian’s retirement from TheRealReal, Mr. Julian served as a consultant to TheRealReal through June 2024. Mr. Julian also served as the Co-Interim Chief Executive Officer of TheRealReal from June 2022 to February 2023. Prior to TheRealReal, Mr. Julian was Executive Vice President and Chief Financial Officer at Sportsman’s Warehouse, from April 2019 to October 2021, and Executive Vice President and Chief Financial Officer and Treasurer, at Deluxe Entertainment Services Group, from July 2017 to June 2018. Mr. Julian serves on the board of directors of Rayton Solar Inc., a producer of engineered wafers that can serve as the basis for next-generation electronics. Mr. Julian also serves as a member of the board of directors of PROG Holdings, Inc. (NYSE: PRG), a fintech holding company that provides payment options and inclusive consumer financial products, where he also serves as a member of the audit committee. Mr. Julian has more than 30 years of experience, having held several senior positions in different public and private companies throughout his career. He holds a BA in Finance from Michigan State University and an MBA in Finance from the University of Michigan.
The Board believes Mr. Julian’s expertise in developing and leading high performing finance, accounting and IT teams across a wide range of industries, including manufacturing, technology, consumer products, distribution, retail, and business services sectors, as well as his hands on experience in various public company boards matters, qualifies him to serve as a director of our Board.

Brandon Moss. Mr. Moss joined the Company as Chief Executive Officer in July 2023, and began serving on our Board in February 2024. Prior to joining the Company, Mr. Moss served as President, Tools, Components & Assembled Solutions Business of Southwire Company, one of North America’s largest wire and cable developers, manufacturers and suppliers, since 2014. Prior to that, Mr. Moss served as Vice President, Retail Sales of Southwire Company from 2009 to 2013, and Director of Sales of Southwire Company from 2007 to 2009. Prior to Southwire Company, Mr. Moss served as Account Manager of Lutron Electronics, a designer and manufacturer of lighting control systems for both residential and commercial applications, from 2002 to 2007. Prior to Lutron Electronics, Mr. Moss served as a Territory Manager of Black & Decker, a global provider of hand tools, power tools, outdoor products and related accessories, from 2000 to 2002. Mr. Moss is currently on the Board of Directors of the Solar Energy Industries Association. Mr. Moss earned a Master of Business Administration from Wake Forest University and a Bachelor’s degree in Marketing from Miami University.
The Board believes Mr. Moss’s extensive senior leadership experience, more than twenty years of experience in the electrical industry, M&A and business integration experience, understanding of global supply chains and efficient manufacturing processes and comprehensive knowledge of our business and perspective of our day-to-day operations qualifies him to serve as a director of our Board.
Director Independence
For a director to be independent, the Board must determine that such director does not have any direct or indirect material relationship with the Company. Pursuant to our Corporate Governance Guidelines, the Board has undertaken its annual review of director independence based on the standards set forth by Nasdaq and Company procedures.
The Board has affirmatively determined that Ty Daul, Toni Volpe, Niharika Taskar Ramdev, Jeannette Mills, Lori Sundberg, Brad Forth and Robert Julian meet the Nasdaq requirements to be independent directors. The Board has also affirmatively determined that each member currently serving on the Compensation Committee is independent under the heightened independence standards for compensation committee members under the listing standards of the Nasdaq and the rules and regulations of the SEC. Additionally, the board has affirmatively determined and that each member currently serving on the Audit Committee is independent under the heightened independence standards required for audit committee members by the listing standards of the Nasdaq and the rules and regulations of the SEC. In making these determinations, the Board considered the transactions and relationships set forth below under “Certain Relationships and Related Party Transactions,” and reviewed information provided by the directors and by the Company with regard to the directors’ business and personal activities as they relate to the Company and its affiliates. In addition, the Board considered the Company’s proposed contracts with the Tennessee Valley Authority (“TVA”) with respect to certain investments to be made by the Company in the state of Tennessee, and certain credits and incentives to be provided by or through TVA in connection therewith (which amounts do not exceed the greater of $200,000 or 5 percent of the recipient’s gross revenues, in either case). Although Ms. Mills is an executive officer of the TVA, she did not participate in any negotiations, approvals or discussions regarding the Company’s arrangement with the TVA nor has any direct or indirect material interest in such transaction.
Board Meetings and Committees
Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.
For the year ended December 31, 2024, our Board held 4 regular meetings and 3 special meetings. During 2024, the Audit Committee held four regular meetings and one special meeting, the Compensation Committee held four regular meetings, and the Nominating and Corporate Governance Committee held four regular meetings. Directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. All directors then in office attended the 2024 annual meeting of shareholders. In 2024, each director attended at least 75% of the total aggregate number of meetings of the Board and any Board committees on which such director served during such director’s tenure, other than Niharika Taskar Ramdev, who was appointed to the Board on August 9, 2024, and attended one of two Audit Committee meetings and one of one Board meetings held during her time of service, reflecting her recent appointment well into the fiscal year.

Each of our standing committees has a written charter which is available on the Investor Relations page of our website at https://investors.shoals.com. Our website is not part of this notice and proxy statement.
The table below sets forth the current composition of our Board committees, as well as the number of regular and special meetings held by each committee:

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Ty Daul	X
Brad Forth		X	X (Chair)
Robert Julian	X (Chair)	X
Jeannette Mills			X
Lori Sundberg		X (Chair)	X
Toni Volpe	X
Niharika Taskar Ramdev	X
Brandon Moss
Fully Independent Committee?	✔	✔	✔
Committee Meeting Information
Number of Regular Meetings	4	4	4
Number of Special Meeting	1	0	0

Audit Committee
Our Audit Committee is composed of Ms. Ramdev and Messrs. Daul, Volpe and Julian, with Mr. Julian serving as Chair of the committee. Our Board has affirmatively determined that all members of our Audit Committee meet the independence requirements of Rule 10A-3 under the Exchange Act and the listing standards of Nasdaq, have not participated in the preparation of the Company’s financial statements or any current subsidiary during the past three years, and are able read and understand fundamental financial statements.
In addition, our Board has determined that each of Mr. Julian and Ms. Ramdev is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This designation does not impose on Mr. Julian or Ms. Ramdev any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board.
The Audit Committee is responsible for, among other matters:
1.	appointing, approving the compensation of, and assessing the qualifications, performance and independence of, our independent registered public accounting firm;
2.	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
3.
discussing the scope and results of the audits with our independent registered public accounting firm and reviewing, with management and that accounting firm, our interim and year-end operating results;

4.	reviewing our policies, guidelines and process by which management assesses and manages risk, including cybersecurity risk;
5.
reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

6.	reviewing the adequacy of our internal control over financial reporting;
7.	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
8.
recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

9.	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
10.	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;
11.	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions;
12.	reviewing and discussing with management and our independent registered public accounting firm our earnings releases and scripts; and
13.	annually reviewing and reassessing the adequacy of the Audit Committee charter in its compliance with the listing requirements of Nasdaq.
Compensation Committee
Our Compensation Committee is composed of Ms. Sundberg and Messrs. Forth and Julian, with Ms. Sundberg serving as Chair of the Compensation Committee. Our Board has affirmatively determined that all members of the Compensation Committee meet the independence requirements of the listing standards of Nasdaq and further qualifies as a non-employee director for purposes of Rule 16b-3 under the Exchange Act. The members of the Compensation Committee are not current or former employees of the Company, are not eligible to participate in any of the Company’s executive compensation programs, do not receive compensation that would impair their ability to make independent judgments about executive compensation and are not “affiliates” of the Company, as defined under Rule 10C-1 under the Exchange Act. The Compensation Discussion and Analysis section of this proxy statement provides details regarding the basis on which the Compensation Committee determines executive compensation.
The Compensation Committee is responsible for, among other matters:
1.	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
2.
evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining and recommending for approval to the Board the compensation of our Chief Executive Officer;

3.	reviewing and approving the compensation of our other executive officers;
4.	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisors retained by the Compensation Committee;
5.	conducting the independence assessment outlined in the Nasdaq rules with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
6.	reviewing and establishing our overall management compensation, philosophy and policy;
7.	overseeing and administering our compensation and similar plans;
8.	reviewing and making recommendations to our Board with respect to director compensation;
9.	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;
10.	assisting the Board with oversight of human capital management, including corporate culture, diversity and inclusion, recruiting, among others;
11.	reviewing and recommending to the Board for approval the adoption, amendment or modification of a “clawback” policy in compliance with Section 10D of the Exchange Act, and administering the same; and
12.	annually reviewing and reassessing the adequacy of the Compensation Committee charter in its compliance with the listing requirements of Nasdaq.
The Compensation Committee has the ability, under its charter, to select and retain, at the expense of the Company, independent legal and financial counsel and other consultants necessary to assist the Compensation

Committee as the Compensation Committee may deem appropriate, in its sole discretion. The Compensation Committee also has the authority to select and retain any compensation consultant to be used to survey the compensation practices in the Company’s industry and to provide advice so that the Company can maintain its competitive ability to recruit and retain highly qualified personnel. The Compensation Committee has the sole authority to approve related fees and retention terms for any of its counsel and consultants.
During 2024, the Compensation Committee continued to use the services of Pay Governance LLC (“Pay Governance”), as an independent compensation consultant, in fulfilling its obligations under its charter, to provide the Compensation Committee with objective expert analyses, assessments, research, and recommendations for executive compensation programs, incentives, executive benefits, and non-executive director compensation. The Compensation Committee selected Pay Governance to serve as its independent consultant only after assessing the firm’s independence, which concluded that no conflicts of interest existed. See the section entitled “Compensation Discussion and Analysis—Key Participants in the Compensation Process—The Role of the Independent Consultant” for more information.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is composed of Ms. Sundberg, Mr. Forth and Ms. Mills, with Mr. Forth serving as Chair of the Nominating and Corporate Governance Committee. Our Board has affirmatively determined that all members of the Nominating and Corporate Governance Committee meet the independence requirements of the listing standards of Nasdaq.
The Nominating and Corporate Governance Committee is responsible for, among other matters:
1.	developing and recommending to our Board criteria for Board and committee membership;
2.
identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees, ensuring that qualified director candidates with a diversity of gender, ethnicity, tenure, skills and experience are included;

3.	developing and recommending to our Board best practices and corporate governance principles;
4.	developing and recommending to our Board a set of corporate governance guidelines;
5.	reviewing and monitoring the development and implementation of the Company’s Environmental, Social and Governance (“ESG”) goals, and providing guidance to the Board on such matters;
6.	developing and recommending to the Board a Chief Executive Officer succession plan;
7.	reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board; and
8.	annually reviewing and reassessing the adequacy of the Nominating and Corporate Governance Committee charter in its compliance with the listing requirements of Nasdaq.
Board Leadership Structure
The following section describes our Board leadership structure, the reasons our Board considers that this structure is appropriate at this time, the roles of various positions, and related key governance practices. Our Board believes that the separation of the roles of Chair and Chief Executive Officer benefit the Company and its shareholders at this time.
Separate Chair and Chief Executive Officer
With respect to the roles of Chair and Chief Executive Officer, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Since the IPO, the roles of Chair and Chief Executive Officer have been separated. The Board believes that this structure clarifies the individual roles and responsibilities of Chief Executive Officer and Chair, streamlines decision-making, and enhances accountability.

Our Chief Executive Officer, Mr. Moss, is a member of the Board, but is not the Chair of the Board. The Board believes that, at this time, separating the roles of Chair and Chief Executive Officer is the most effective leadership structure because it allows Mr. Moss to focus on the management of the Company, day-to-day operations and engaging with external stakeholders.
Our Chair, Mr. Forth, an independent member of the Board, focuses his attention on the broad strategic issues considered by the Board leveraging his strong background to provide strategic guidance and effective oversight of management, engaging with the Chief Executive Officer between Board meetings and providing overall guidance to our Chief Executive Officer as to the Board’s views and perspectives. Mr. Forth has valuable experience on the issues, challenges, and opportunities we face, positioning him well to develop agendas and ensure that the Board’s time and attention are focused on the most critical matters.
Self-Evaluation
Our Nominating and Corporate Governance Committee conducts an annual performance evaluation to determine whether the Board and its committees are functioning effectively. This evaluation includes survey materials and a report to, and discussion of survey results with, the Nominating and Corporate Governance Committee and the full Board. The survey materials solicit feedback on organizational matters, business strategy, financial matters, board structure and meeting administration. The directors use discussions with the full Board to provide feedback, identify themes for the Board to consider, suggest specific action steps and review Board agendas. The evaluation focuses on the Board’s and the committees’ contributions to the Company, with an enhanced focus on areas in which the Board or management believes there could be improvement. In addition, focus areas identified through the evaluation will be incorporated into the Board’s agendas for 2025 to monitor progress.
As part of the annual Board self-evaluation, the Board evaluates whether the current leadership structure continues to be appropriate for the Company and its shareholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.
Management Succession
The Compensation Committee reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation and evaluates the Chief Executive Officer’s performance in light of these goals and objectives. The Compensation Committee recommends to the Board the Chief Executive Officer’s compensation level or changes to such level based on the evaluation of the Chief Executive Officer’s performance and any other factors the Compensation Committee deems relevant.
The entire Board works with the Nominating and Corporate Governance Committee to evaluate potential successors to the Chief Executive Officer and other officers.
Hedging and Pledging Transactions
Pursuant to our Insider Trading Policy, we prohibit our employees, directors and officers from engaging in hedging transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Additionally, directors, officers and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.
Risk Oversight
Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, improve long-term organizational performance, and enhance shareholder value. The Board sets the tone at the top as it relates to enterprise risk management and encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day operations, and in 2023 the company initiated a comprehensive Enterprise Risk Management (“ERM”) assessment which continued through 2024 and included the hiring of Vice President of Internal Risk in 2024. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a given company. To assist the Board in this understanding, and as part of our ongoing ERM assessment, our executive leadership team was surveyed for their input on the greatest risks to the Company and their results were utilized to develop a separate survey on organizational risk, which was then distributed to all employees at the director level and above. The involvement of our full Board in reviewing our business, including taking and responding to the results of the survey, is an integral aspect of its assessment of the Company’s risk profile and also its determination of what constitutes an appropriate level of risk. Also starting in 2024, our Board began receiving quarterly briefings on cybersecurity matters and the Company’s efforts to prevent, detect, mitigate, and remediate cybersecurity risks.
While our full Board has overall responsibility for risk oversight, it has delegated primary oversight of certain risks to its committees.
•
Our Audit Committee monitors our major financial risk exposures and cybersecurity risks and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity, data privacy and data security threats or incidents to the Company and receives regular briefings from our Vice President of Information Technology. Additionally, our Audit Committee establishes policies and procedures for the receipt and retention of accounting-related complaints and concerns, and discusses the scope and result of the audits with our independent registered public accounting firm.

•
Our Compensation Committee oversees the design and implementation of our compensation and benefits programs and policies and monitors the incentives created by these programs and policies to determine whether they encourage excessive risk-taking. Our Compensation Committee also assesses the relationship between risk management policies and practices and compensation, and evaluates compensation policies and practices that could mitigate any such risk. Our Compensation Committee establishes our overall management compensation philosophy and policy, and reviews and approves compensation-related corporate goals and objectives.

•
Our Nominating and Corporate Governance Committee oversees our major corporate governance risks, including advising on best practices and corporate governance principles. Additionally, our Nominating and Corporate Governance Committee develops membership criteria for the Board and its committees. At the Board-level, the Nominating and Corporate Governance Committee is responsible for reviewing, monitoring, and providing guidance on the development and implementation of our ESG programs and goals.

In connection with its reviews of the operations of our business, our full Board addresses the primary risks associated with our business, such as regulatory and legal risks and strategic planning. Our Board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge.
We are committed to ensuring our Board and its committees are consistently updated on threats to our business and receive consistent updates on risk mitigation processes. At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to what we believe are the most significant risks that could affect our business, such as legal and regulatory risks, cybersecurity and privacy risks, and financial, tax and audit related risks.
Code of Ethics
We have adopted a Code of Ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer. Our Code constitutes a “code of ethics,” as defined by Item 406(b) of Regulation S-K. Our Code of Ethics is available on the Investor Relations page of our website at https://investors.shoals.com. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendments to the Code of Ethics, or any waivers of its requirements that applies to our principal executive officer, principal financial officer or principal accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on our website at https://investors.shoals.com.

Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Nominating and Corporate Governance Committee.
Communications by Shareholders and Other Interested Parties with the Board
Shareholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending regular mail to:
Shoals Technologies Group, Inc.
1400 Shoals Way
Portland, TN 37148
Telephone: 615-323-9836
Attention: Board of Directors
c/o Chief Legal Officer and Corporate Secretary
Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. The Company will receive the communications and process them before forwarding them to the addressee. The Company may also refer communications to other departments within the Company. The Company generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of the Company as of March 6, 2025:

Name	Age	Position
Brandon Moss	46	Chief Executive Officer
Jeffery Tolnar	61	President
Dominic Bardos	60	Chief Financial Officer
Inez Lund	59	Chief Accounting Officer

Brandon Moss joined the Company as Chief Executive Officer in July 2023. Prior to joining the Company, Mr. Moss served as President, Tools, Components & Assembled Solutions Business of Southwire Company, one of North America’s largest wire and cable developers, manufacturers and suppliers, since 2014. Prior to that, Mr. Moss served as Vice President, Retail Sales of Southwire Company from 2009 to 2013, and Director of Sales of Southwire Company from 2007 to 2009. Mr. Moss is currently on the Board of Directors of the Solar Energy Industries Association. Mr. Moss earned a Master of Business Administration from Wake Forest University and a Bachelor’s degree in Marketing from Miami University.
Jeffery Tolnar has been our President since December 2022, and served as our Interim Chief Executive Officer from March 15, 2023 until July 17, 2023. He joined the Company as Senior Vice President, Electric Vehicle Solutions for the Company in April 2021. Prior to joining the Company, Mr. Tolnar served as Chief Commercial Officer of Greenlots, a leading provider of turnkey EV charging solutions acquired by Shell plc (NYSE: SHEL), from October 2017 to April 2021. Prior to his position at Greenlots, Mr. Tolnar served as president of global software solutions for Honeywell’s Homes, Buildings and Utilities businesses (Nasdaq: HON) from July 2016 to May 2017. Mr. Tolnar has served as Chairman of the Board of IONATE Limited, a technology company developing next generation Hybrid Intelligent Transformers, since June 2023. Additionally, Mr. Tolnar has served as a member of the Board of Directors and as Chairman of the Enterprise Risk Committee of Smith Seckman Reid, Inc., a leader among engineering firms in designing, consulting, and commissioning projects for public and private clients across the United States and around the world. Mr. Tolnar has over 30 years of experience, including leadership positions, across multiple industries, including telecommunications, energy, building technologies and electric mobility. Mr. Tolnar earned a Master of Business Administration from Baker University and a Bachelor’s degree in Science, Electrical and Electronics Engineering from Youngstown State University.
Dominic Bardos joined the Company as Chief Financial Officer in October 2022 with more than 30 years of experience in global finance and accounting across multiple industries, including retail, restaurant, consumer services, entertainment and hospitality. Prior to joining the Company, Mr. Bardos served as the Chief Financial Officer for Holley Inc. (NYSE: HLLY) (f/k/a Holley Intermediate Holdings, Inc.), a manufacturer and distributor of performance automotive products, from April 2021 until September 30, 2022. Mr. Bardos served as Vice President of Finance for Tractor Supply Company (Nasdaq: TSCO), the largest publicly traded rural lifestyle retailer, from 2018 to 2021. Previously, Mr. Bardos served as Chief Financial Officer for Cambridge Franchise Holdings, an operator of quick service restaurants across the southeast, from 2017 to 2018. Additionally, Mr. Bardos held several leadership positions at ServiceMaster (NYSE: SERV) including three years from 2014 to 2017 as the divisional Chief Financial Officer for Terminix, their largest international division. Mr. Bardos’s experience also includes leadership positions in financial planning & analysis, strategic sourcing, supply chain, and customer service operations in large organizations such as Caesars Entertainment (Nasdaq: CZR), Hilton Hotels, and Harrah’s Entertainment. Mr. Bardos earned a Master of Business Administration in Finance and a Bachelor’s degree in Management from the University of Memphis, Fogelman College of Business & Economics.
Inez Lund has been our Chief Accounting Officer since March 1, 2024. Prior to that, Ms. Lund most recently served as the Company’s Controller since December 2021, and initially joined the Company in May 2021 as Tax Director. Ms. Lund is a certified public accountant, with over 30 years of experience in various accounting and tax roles. Before joining the Company, Ms. Lund was a Senior Manager, Global Compliance and Reporting at Ernst & Young LLP between December 2019 and May 2021. She has both public and industry accounting experience, working primarily with companies in the manufacturing and financial services areas. Ms. Lund also had her own practice, Lund CPA Solutions, LLC, for over a decade, providing accounting and tax services to businesses and individuals.

From September 2014 to December 2019, Ms. Lund held several positions with American International Group, Inc., including Associate Director of Tax and Manager, AIG Global Investments Tax Group. Ms. Lund earned a Master’s degree in Professional Accountancy and a Bachelor’s degree in Accounting from the University of Nebraska, Lincoln.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The purpose of this Compensation Discussion and Analysis is to provide information about the material elements of compensation that are paid, awarded to, or earned by, our Chief Executive Officer, our Chief Financial Officer, our next three mostly highly compensated executive officers serving as executive officers at the end of 2024, and up to two individuals who would have been named executive officers had they been serving as executive officers at the end of 2024 (“Named Executive Officers”). Our Named Executive Officers for 2024 were our Chief Executive Officer, Brandon Moss, our Chief Financial Officer, Dominic Bardos, our President, Jeffrey Tolnar, our Chief Accounting Officer, Inez Lund, and our former Chief Legal Officer and Corporate Secretary, Meghan Peetz.
Executive Summary
The Company entered 2024 with expectations for continued growth in Adjusted EBITDA and Adjusted Free Cash Flow, a strong order book and operating leverage, and progress in addressing customer warranty claims in connection with the wire insulation shrinkback matter, all of which would support growth in shareholder value. We believed that 2024 would be a strong year for us, an outlook that was underscored by setting ambitious annual incentive plan and long-term incentive goals in February 2024.
Unfortunately, despite our outlook, 2024 was fraught with industry-wide challenges. As discussed in detail throughout our 2024 quarterly earnings calls, a long interconnection queue, increased AD/CVD (Anti-Dumping and Countervailing Duties) rhetoric, a rapidly shifting political climate with threats of tariffs and repeal or revision of the Inflation Reduction Act of 2022, shortage of utility equipment as a result of supply chain disruptions, persistently high interest rates, and a shrinking labor pool, all combined to drastically increase uncertainty, ultimately driving financial results lower than our original forecast. These challenges, which are expected to persist in the near-term, drove many customers to begin adjusting their project schedules for 2024 and beyond, resulting in a higher rate of project delays than the Company would have experienced in a more normalized business environment. Wood Mackenzie, a leading provider of data and analytics for the energy sector, reported that across the solar sector, 53 gigawatts of planned projects were moved into 2025 and beyond, and an unprecedented 70% of planned installations were experiencing delays. Ultimately, this volatility and uncertainty resulted in a negative impact on growth, profitability and valuation multiples across our sector.
The project slowdowns and delays affecting the Company are pervasive throughout the utility-scale solar market, and have impacted our results, lowering demand and sales volume. This impact, in-turn, eliminated the possibility of even threshold goal levels being achieved for the majority of the Company’s in-cycle annual and long-term incentive plans. While short-term volatility remains a challenge, our Board and management team are focused on what we are building for the long-term: a more resilient, consistent, and diversified business. We believe that the impact of today’s efforts will be realized in time and will position us for future success. To achieve our goals, we need a motivated management team. After significant consideration of multiple alternatives — and being cognizant of our shareholders’ experience during this turbulent time — with the full support of the Board, the Compensation Committee made the following determinations:
1.
Grant of one-time retention equity awards during the summer for our newly-recruited CEO, other Named Executive Officers, and select employees throughout the organization whose contributions are critical to 2024 and beyond.

2.
For the entire organization, including 160 employees who are not directly under the Compensation Committee’s purview, replacement of our 2024 Annual Incentive Plan (“AIP”) with a July-December 2024 Incentive Plan with new Adjusted EBITDA and Adjusted Free Cash Flow goals reflecting the immensely changed external environment, but that caps award opportunities at 50% of the original fiscal year 2024 AIP award opportunities.

3.
No goal modifications to performance share unit (“PSU”) cycles covering three in-cycle performance periods (2022-2024, 2023-2025, and 2024-2026), two of which (2023-2025 and 2024-2026) are expected to result in award forfeiture (zero payout) due to below-threshold performance.

4,
For 2025, due to continued industry fluctuations and to set more appropriate AIP goals, implementation of two six-month measurement periods to comprise our Fiscal year 2025 AIP. Additionally, 2025-2027 PSU award opportunities will be linked to an average of three one-year measurement periods, with goals set for each year of the performance period in the first quarter of each year to adequately address solar sector volatility, and subject to a three-year cumulative relative total shareholder return modifier.

The Board views granting one-time retention equity awards outside our regular annual long-term incentive cycle and making changes to an AIP that is in-flight as extraordinary measures, necessary to support our current efforts and future success in building shareholder value. By limiting such discretion to only exceptional circumstances, the Board demonstrates its strategic commitment to the best interests of our shareholders.
Our Named Executive Officers
For the fiscal year 2024 (the “2024 Fiscal Year”), our Named Executive Officers and their positions were as follows:

Name	Principal Position
Brandon Moss	Chief Executive Officer
Dominic Bardos	Chief Financial Officer
Jeffery Tolnar	President, former Interim Chief Executive Officer
Inez Lund(1)	Chief Accounting Officer
Mehgan Peetz(2)	Former Chief Legal Officer and Corporate Secretary

1.
On February 27, 2024, the Company appointed Inez Lund as Chief Accounting Officer, effective March 1, 2024. Prior to that, Ms. Lund most recently served as the Company’s Controller since December 2021.

2.	On July 28, 2024, Ms. Peetz informed the Company of her resignation, effective August 23, 2024.
Business Environment and Financial Results
As described in more detail in the Executive Summary above, 2024 was a year marked by widespread industry disruptions. Regulatory and permitting delays, a rapidly shifting political stage, and labor and equipment availability all contributed to that challenging backdrop. The volatility in both the economic and political environment caused customers to reassess strategic priorities, renegotiate financial contracts with land developers, and reallocate scarce labor, which ultimately drove project timelines to move into 2025 and beyond. Driven by these market disruptions, full-year revenue totaled $399.2 million for the year, a 18.3% decline from 2023. Backlog and awarded orders on December 31, 2024 totaled $635 million, which is approximately flat from the prior year. Gross profit percentage increased by 120 basis points, primarily due to a reduction in wire insulation shrinkback expenses recorded in the current year versus the prior year, slightly offset by an increase in raw materials and labor input costs. In a market that was characterized by delays, disruptions, and uncertainty, management focused its attention and resources on executing its long-term strategy and on what it could control and influence in the near-term. This included winning new customers, automating manual processes, and developing new products, all of which will benefit customers and shareholders for years to come. Management believes that the Company has entered 2025 in a position of strength, with a more diversified order book and customer list, broader product offering, and entry into attractive new markets including Community, Commercial and Industrial, BESS, and International.

Executive Compensation Best Practices

What We Do		What We Don’t Do
✔	Emphasize long-term compensation to ensure alignment of pay with long-term performance	•	No hedging or pledging of company stock
✔	Significant majority of pay is performance-based and not guaranteed	•	No single trigger vesting of equity awards upon a change in control
✔	Half of long-term equity pay is performance conditioned	•	No excise tax gross-up payments
✔	Stock ownership requirements require meaningful holdings	•	No excessive perquisites or personal benefits
✔	Double-trigger change-in-control vesting of equity awards	•	No repricing of stock options (currently, stock options are not part of the Company’s equity award program)
✔	Assess and confirm compensation programs do not encourage material risks to shareholders
✔	Engage an independent compensation consultant

PHILOSOPHY AND GOVERNANCE
Compensation Philosophy and Objectives
Our executive compensation program philosophy is as follows:
•	Target total direct compensation is positioned such that performance-based pay is weighted much higher than fixed base salary.
•	The “market” for our executive positions is based on peer proxy data and/or compensation surveys that reflect our revenue expectations and market cap multiple of revenue.
•	Experience in the applicable role is reflected in base salary that, in turn, drives the short-term incentive opportunity which is a percentage of base salary under our AIP.
•
Our AIP payout opportunity ranges from 0% to 200% of target and is primarily based on achievements against key measures of short-term financial performance with a smaller amount based upon team or individual goals and performance.

•	Long-term incentive awards are equity-based, granted in the form of 50% Restricted Stock Units (“RSUs”) and 50% PSUs.
•	“Holding power” is evaluated at least annually such that our executives have sufficient unvested equity to encourage retention.
The objective of our executive compensation program is to attract, retain and motivate top talent to drive the Company’s current success and future growth. The guiding principles of our executive compensation program are as follows:
•	Attractiveness as an employer is a function of all reward elements, including, but not limited to, base salary, short- and long-term incentives, benefits, well-being, and coaching and development.
•	Target rewards should align with the market median for proven experience.
•	Incentives are performance-based and provided via both cash and equity programs.
•	Actual pay varies with performance based on goals that drive clear business outcomes that are in alignment with shareholder value creation.
•	Non-compensation programs reinforce the strength of our employment “deal” beyond pay, including a strong culture, growth opportunities, and development.
•	Simplicity and transparency in compensation program design, experience, and communication.

Compensation Determinations
Key Participants in the Compensation Process
The Role of the Compensation Committee
The Compensation Committee reviews and approves the compensation elements and compensation targets for each of our executive officers, including the Named Executive Officers. The Compensation Committee also makes determinations with respect to the AIP as it relates to our executive officers, including the approval of annual performance goals and subsequent achievement against those goals. The Compensation Committee administers all elements of the Shoals Technologies Group, Inc. 2021 Long-Term Incentive Plan (the “LTIP”) and approves any benefits or other related programs offered to executive officers. Further, the Compensation Committee evaluates the Company’s compensation programs on an annual basis to ensure our plans do not induce or encourage excessive risk-taking by participants.
The Role of Management
During the 2024 Fiscal Year, our Chief Executive Officer and Chief People Officer, in consultation with Pay Governance, made recommendations to the Compensation Committee regarding compensation actions and incentive awards. The Chief People Officer serves as the liaison between the Compensation Committee and Pay Governance, providing internal data on an as-needed basis so that Pay Governance can produce comparative analyses for the Compensation Committee. The Company’s human resources, finance, and legal departments supported the work of the Compensation Committee by providing information, answering questions, and responding to various requests from committee members.
The Role of the Independent Consultant
In the 2024 Fiscal Year, the Compensation Committee continued to use the services of Pay Governance in fulfilling its obligations under its charter. Pay Governance attended all of the Compensation Committee meetings in the 2024 Fiscal Year and provided the Compensation Committee with objective expert analyses, assessments, research, and recommendations for executive compensation programs, incentives, executive benefits, and non-executive director compensation. In this capacity, Pay Governance provided services that related solely to the work performed for, and at the direction of, the Compensation Committee. The Compensation Committee selected Pay Governance to serve as its independent consultant only after assessing the firm’s independence, which concluded that no conflicts of interest existed. The Compensation Committee retains the right to modify or terminate its relationship with Pay Governance or select other outside advisors to assist the Compensation Committee in carrying out its responsibilities.
External Benchmarking
The Compensation Committee believes that obtaining relevant market and benchmark data is important in making determinations about executive compensation. This information serves as a reference point for evaluating the Company’s executive compensation.
2024 Peer Group
The peer group used by the Compensation Committee to evaluate executive compensation during the 2024 Fiscal Year was the same as the peer group used in 2023. These peer group members were previously selected by the Compensation Committee based on their financial performance, size and growth potential, as well as industry and business model, specifically focusing on companies engaged in solar energy, broader renewable energy, broader technology, electrical components, and engineered solutions.

Array Technologies, Inc.	FTC Solar, Inc.	Rogers Corporation
Bloom Energy Corporation	Generac Holdings Inc.	SolarEdge Technologies, Inc.
ChargePoint Holdings, Inc.	Gibraltar Industries, Inc.	SolarWinds Corporation
Enphase Energy, Inc.	Itron, Inc.	SunPower Corporation
ESCO Technologies Inc.	Littelfuse, Inc	Sunrun Inc.
First Solar, Inc.	Power Integrations, Inc.

Shareholder Outreach
The Compensation Committee regularly reviews executive compensation, taking into consideration input received through the Company’s regular and ongoing engagement with investors. During the second quarter of 2024, the Company’s management and Compensation Committee chair engaged with a cross-section of its shareholder base. Feedback from all discussions was shared with the appropriate Board Committee and/or the full Board.
Shareholders expressed overall support for the Company’s executive compensation program and design, as demonstrated by the 2024 annual meeting of shareholders say-on-pay vote results of approximately 82%. The Compensation Committee considers the results of the non-binding say-on-pay vote, as well as feedback from shareholder engagement, in making compensation decisions for the Named Executive Officers.

Elements of our 2024 Fiscal Year Executive Compensation Program
Named Executive Officer Compensation Elements at a Glance
The compensation of our executive officers, including our Named Executive Officers, is reviewed in detail by the Compensation Committee during the first quarter of every fiscal year. Named Executive Officer direct compensation for the 2024 Fiscal Year, as determined in the first quarter of 2024, generally consisted of a base salary, an AIP annual award, and long-term incentive awards, each of which is detailed below.

2024 Compensation Element	Form	Metrics and Weightings	Rationale for Providing
Base Salary	Cash	Not applicable	Base salary is a competitive fixed pay element tied to role, experience, performance, and criticality of skills.
AIP Award	Cash	Adjusted EBITDA (60%) Adjusted Free Cash Flow (15%) Individual Goals (25%)
The AIP is designed to reward achievement of critical financial and non-financial goals that are fundamental short-term drivers of shareholder value.

•
The original 2024 Fiscal Year AIP design had a payout opportunity from 0% to 200% of target, based upon achievement of Threshold, Target, and Stretch goals.

•
Due to a variety of challenging Company-specific and industry-wide conditions during 2024, a revised 2024 AIP was put into place for the last half of 2024 (“H2”), with updated targets for H2 financial metrics. Payout opportunities were capped at 50% of the original 2024 Fiscal Year AIP award opportunities.

Long-Term Incentive (“LTI”) Equity Awards	Stock
PSUs

•
Net Revenue Growth Compound Annual Growth Rate (“CAGR”) (50%)

•
This 50% portion is subject to modification based upon Net Revenue Growth CAGR relative to the Company’s compensation peer group.

•
Cumulative Adjusted Diluted EPS (50%)

•
Three-year performance period

RSUs

•
Three-year time-vesting period

The LTI plan is designed to reward performance that drives longer-term shareholder value through the use of awards tied to a multi-year vesting period.

•
PSUs (50% of the LTI mix) provide rewards linked to stock price performance (due to the denomination in Company shares) and can go up or down based upon achievement of pre-set Threshold, Target, and Stretch goals, equally weighted between Net Revenue Growth CAGR and Cumulative Adjusted Diluted EPS. PSUs may payout from 0% to 200% of target.

•
RSUs (50% of the LTI mix) link compensation to absolute stock price performance and strengthen retention.

During the summer of 2024, the Compensation Committee determined to grant Retention Equity Awards to the Named Executive Officers.

Retention Equity Awards	Stock	RSUs • Three-year time-vesting period
In light of the competitive marketplace for executive talent and the desire to retain the Company’s management in a time of transition, each Named Executive Officer received a one-time Retention Equity Award in the summer of 2024.

Target Pay Mix
Our target compensation for executives is significantly tied to performance conditions (AIP and PSUs) or otherwise “at risk” compensation (RSUs, via service conditions and stock price). In 2024, CEO target pay was 51% performance-based and 87% at risk. On average, 2024 target pay for the other NEOs was 45% performance-based and 72% at risk. We generally believe this mix of pay, which is reflected in the charts below, provides strong incentives for our NEOs to remain with the Company and enables us to attract new talent, both of which are critical to building shareholder value.

*
As noted previously, given significant challenges arising in 2024, the Compensation Committee granted one-time retention equity awards of RSUs outside of our regular annual long-term incentive cycle. The Compensation Committee viewed these awards as an extraordinary measure that are not reflective of our general approach to target compensation, and therefore these awards are not reflected in the charts above. In addition, the charts reflect target AIP opportunities based on the AIP program in place at the beginning of the year, and do not reflect subsequent changes to our in-flight AIP which capped award opportunities at 50% of the original award amounts, as discussed in more detail below.

2024 Fiscal Year Decisions and Outcomes
2024 Fiscal Year Base Salary

Named Executive Officer	Fiscal 2023 Base Salary Level	Fiscal 2024 Base Salary Level	Percentage Increase from Fiscal 2023
Brandon Moss	$725,000	$760,000	5%
Dominic Bardos	$475,000	$475,000	0%
Jeffery Tolnar	$415,000	$440,000	6%
Inez Lund	—(1)	$300,000	—
Mehgan Peetz	$400,000	$425,000	6%

(1)
Ms. Lund’s base salary rate for 2023 is not provided in the table above because she did not serve as an executive officer in 2023. Her salary increased from $261,662 at the beginning of 2024 to $300,000 on March 1, 2024, effective at the time of her promotion from Controller to Chief Accounting Officer.

2024 Fiscal Year AIP Annual Awards
The objective of our compensation program is to align executives’ compensation with the objectives of our strategy and operating results, attract and retain highly qualified executives, and provide incentives that drive shareholder value. Payout of the AIP is based on achievement of financial and individual goals. In February 2024, the Compensation Committee set financial and individual targets for the 2024 Fiscal Year AIP. As described in more detail below, broad-based industry challenges during 2024 led the Compensation Committee to make changes to the 2024 Fiscal Year AIP in the fall of 2024.
Initial 2024 Fiscal Year AIP
Financial Goals
In February 2024, the Compensation Committee established the AIP opportunity for the Named Executive Officers based on the following metrics: Adjusted EBITDA (weighted at 60%), Adjusted Free Cash Flow (weighted at 15%) and an Individual Goals component (weighted at 25%). Whereas in Fiscal Year 2023, Adjusted EBITDA was the sole financial metric, the Compensation Committee decided to add Adjusted Free Cash Flow in 2024 because it provides a more complete view of annual performance.
Adjusted EBITDA is defined as net income (loss) plus (i) interest expense, (ii) interest income, (iii) income tax benefit (expense), (iv) depreciation expense, (v) amortization of intangibles, (vi) payable pursuant to the Tax Receivable Agreement (“TRA”) adjustment, (vii) gain on termination of TRA, (viii) equity-based compensation, (ix) acquisition-related expenses, (x), wire insulation shrinkback matter expenses, and (xi) wire insulation shrinkback matter litigation expenses. Adjusted Free Cash Flow is defined as net cash provided by operating activities plus/(minus) (i) purchases of property, plant, and equipment and (ii) cash outflows related to wire insulation shrinkback expenses.
Threshold, Target, and Stretch Adjusted EBITDA goals and Adjusted Free Cash Flow Goals, provided below, were approved by the Compensation Committee in February 2024 and were established based upon the Company’s fiscal 2024 operating plan approved by the Board. Adjusted EBITDA performance carries a weight of 60% in the 2024 Fiscal Year AIP determination, while Adjusted Free Cash Flow carries a weight of 15% in the 2024 Fiscal Year AIP determinations.

AIP Metric	Threshold (50%)	Target (100%)	Stretch (200%)
Adjusted EBITDA (to be weighted 60%)	$157.5 million	$175 million	$192.5 million
Adjusted Free Cash Flow (to be weighted 15%)	$130.9 million	$154 million	$177.1 million

Individual Goals
Each Named Executive Officer had 25% of their AIP award target based upon an Individual Management by Objectives (“Individual Goals”) component. The Individual Goals for 2024 are outlined below.
Revised 2024 Fiscal Year AIP
Throughout 2024, Shoals was experiencing significant project delays, which were pervasive across the utility-scale solar marketplace, ultimately resulting in 2024 revenue being pushed into 2025 and beyond. As a result, the Compensation Committee reviewed the aggressive targets set for Adjusted EBITDA and Adjusted Free Cash Flow under the 2024 Fiscal Year AIP and concluded that such targets were no longer reflective of possible Company performance. In order to motivate AIP participants and reward them for their continued contributions to the Company during a turbulent time for the solar energy sector, the Compensation Committee determined, with the Board’s support, that it was in the Company’s best interest to treat the 2024 Fiscal Year AIP as follows (the “Revised AIP”):
•	Retain AIP opportunity comprised of 60% Adjusted EBITDA, 15% Adjusted Free Cash Flow and 25% Individual Goals
•	Revise Adjusted EBITDA and Adjusted Free Cash Flow targets to reflect updated guidance for Company, measuring performance for the 6-month period from July through December 2024
•	Keep Individuals Goals the same (using a 12-month performance period)
•	Cap the total AIP payout opportunity at 50% of the original 2024 Fiscal Year opportunity
The Compensation Committed believed that the Revised AIP appropriately balanced a reasonable reduction in payout opportunity as a result of the truncation of the performance period, while continuing to incentivize and motivate AIP participants to reach Company goals.
The revised financial metrics for the 6-month period from July through December 2024 were as follows:

AIP Metric for H2	Threshold (50%)	Target (100%)	Stretch (200%)
Adjusted EBITDA (to be weighted 60%)	$46.6 million	$54.9 million	$63.1 million
Adjusted Free Cash Flow (to be weighted 15%)	$26.5 million	$30.4 million	$34.4 million

The Compensation Committee considered these revised financial metrics to be rigorous when established because such goals were aligned with external guidance and internal budgeting.
2024 Fiscal Year AIP Results
Ms. Peetz resigned from the Company in August 2024, and therefore was not eligible to receive an AIP payout for 2024. The other Named Executive Officers earned annual incentives, as described below.
Financial Goals
Adjusted EBITDA was attained at $50.7 million, resulting in this metric being preliminarily earned at 74.5% (the Threshold level). Adjusted Free Cash Flow was attained at $30.4 million, resulting in this metric being preliminarily earned at 200% (the Stretch level).
Individual Goals
Each Named Executive Officer who participated in the 2024 Fiscal Year AIP had Individual Goals that were approved by the Compensation Committee. Performance assessment and key achievements are outlined below. The Individual Goals for the 2024 Fiscal Year AIP measured performance for the full fiscal year and were designed to drive shareholder value. Each Individual Goal may be earned between 0% - 200% of target.

Named Executive Officer	Individual Goals Preliminary Achievement (to be weighted 25%)
Brandon Moss	120% of Target Individual Goal
Dominic Bardos	120% of Target Individual Goal
Jeffery Tolnar	80% of Target Individual Goal
Inez Lund	130% of Target Individual Goal

Named Executive Officer	Key Performance Achievements
Brandon Moss
•
Accelerate our diversification into new markets that support electrification while protecting and growing our core solar business.

•
Build organization capacity by optimizing resources, including financial, human, and technological resources.

•
Drive operational excellence to enable growth.

•
Solidify the Shoals way of working.

Dominic Bardos
•
Provide analysis, including modeling and forecasting, to develop strategy related to possible M&A opportunities, streamlining business operating review metrics and pursuing technological advancements.

•
Support litigation/settlements as required by providing financial analysis, depositions, and/or participation in resolution sessions.

•
Support ongoing international operations, including manufacturing and support functions.

•
Optimize existing credit arrangements and raise capital to expand liquidity.

Inez Lund
•
Create systems to optimize cash utilization.

•
Educate teams on cash management best practices and establishing auditable goals related to long-term sustainability and good governance.

•
Support efforts to become employer of choice, supporting the welfare of our local community.

Jeffery Tolnar
•
Achieve high customer satisfaction with minimum financial impact by scaling customer acquisition and prioritizing customer satisfaction.

•
Drive growth in defined markets by broadening team capability, localizing products, and improving cycle times from quote to supply.

•
Evaluate M&A opportunities.

Payout Under the 2024 Fiscal Year Revised AIP
Under the Revised AIP, the total AIP payout opportunity was capped at 50% of the original 2024 Fiscal Year opportunity. The table below shows what the preliminary payouts would have been without accounting for the cap, and the final payouts after accounting for the cap.

Named Executive Officer	Fiscal 2024 Target AIP Award as a Percentage of Base Salary	Fiscal 2024 AIP Preliminary Achievement (as a % of Target Performance Level, prior to accounting for cap)	Fiscal 2024 AIP Preliminary Payout (prior to accounting for cap)	Fiscal 2024 AIP Final Achievement (as a % of Target Performance Level, accounting for cap)	Fiscal 2024 AIP Final Payout (accounting for cap)
Brandon Moss	115%	105%	$906,298	52%	$453,149
Dominic Bardos	75%	105%	$372,994	52%	$186,497
Jeffery Tolnar	75%	95%	$308,810	47%	$154,405
Inez Lud	50%	107%	$152,132	54%	$76,350
Mehgan Peetz(1)	60%	—	—	—	—

(1)	Due to Ms. Peetz’s resignation, effective August 23, 2024, she did not receive an AIP award in respect of 2024.
Each component of the final fiscal 2024 AIP final payout, accounting for the 50% cap described above, was earned as follows:

AIP Metric	Brandon Moss	Dominic Bardos	Jeffrey Tolnar	Inez Lund
Adjusted EBITDA (to be weighted 60%)	$271,889	$111,898	$92,643	$45,810
Adjusted Free Cash Flow (to be weighted 15%)	$67,972	$27,974	$23,160	$11,452
Individual Performance Metric (25%)	$113,287	$46,624	$38,601	$19,088
TOTAL AIP PAYOUT	$453,149	$186,497	$154,405	$76,350

2024 Fiscal Year Long-Term Incentive Equity Compensation
The Company maintains the LTIP, which was adopted on January 26, 2021. Each of our Named Executive Officers is eligible to participate in the LTIP, which provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock-based awards or cash awards to employees and consultants of the Company and its affiliates and non-employee directors on the Board. The Compensation Committee determines the size and vesting terms of awards made under the LTIP and administers all other aspects of the LTIP.
In the 2024 Fiscal Year, the Compensation Committee approved two types of grants for the Company’s annual LTI awards under the LTIP, PSUs and RSUs, with each addressing long-term shareholder value alignment in different ways. The Compensation Committee believes that granting a combination of PSUs and RSUs provides alignment with shareholder interests, retention value, and a direct connection between pay and performance of our Company over the long-term. The 2024 LTI award grants for our Named Executive Officers were allocated 50% as PSUs and 50% as RSUs.
The PSUs granted to our Named Executive Officers in the 2024 Fiscal Year vest after a three-year performance period ending on December 31, 2026, subject generally to continued employment through the date the Compensation Committee certifies achievement of such performance criteria following the end of such performance period.
50% of the 2024 PSU awards are subject to performance-based vesting based upon the Company’s Net Revenue Growth CAGR targets, which will then be modified based upon the Company’s Net Revenue Growth CAGR relative to a pre-selected peer group. Specifically, this portion of the PSU award will be multiplied by 1.5x for performance at the 80th percentile or above, 1.0x for performance at the 50th percentile, and 0.5x for performance at the 20th percentile or below. Interpolated payouts will be calculated for performance between the 20th percentile and 50th percentile or between the 50th percentile and 80th percentile. The modifier was implemented for the first time in the 2024 Fiscal Year to acknowledge both absolute and relative growth performance. For purposes of the 2024 PSU awards, “Net Revenue Growth CAGR” means the applicable company’s compound annual growth rate, measured as of the last day of the applicable performance period.
The remaining 50% of the 2024 PSU awards are subject to performance-based vesting based upon Cumulative Adjusted Diluted Earnings Per Share (“EPS”) targets, which is a new measure for the 2024 Fiscal Year PSUs, replacing Average Gross Margin. The Compensation Committee determined that Cumulative Adjusted Diluted EPS was a more appropriate measure than Average Gross Margin for the Company’s 2024 PSU awards because Cumulative Adjusted Diluted EPS is a metric that many investors use to evaluate investment decisions and because it is more directly impacted by the executive leadership team. For purposes of the 2024 PSU awards, “Cumulative Adjusted Diluted EPS” means Adjusted Diluted EPS measured on a cumulative basis during the applicable performance period, and “Adjusted Diluted EPS” means Adjusted Net Income (as defined in the Company’s Annual Report on Form 10-K for the 2024 fiscal year) divided by the diluted weighted average of Company Class A common stock outstanding for the applicable period.
PSUs may pay out from 0% to 200% of target. Pre-set Threshold, Target, and Stretch goals were established by the Compensation Committee at grant and will be disclosed in our 2027 proxy statement but remain confidential during the performance period due to the potential for competitive harm that may occur if goals were to be made public before such time. The Compensation Committee believes that it has set the goals at a rigorous and appropriately challenging level, incentivizing our Named Executive Officers to attain financial and growth milestones as we work to navigate current and future challenges at Shoals and across the solar industry.
The RSUs granted to our Named Executive Officers as part of the 2024 Fiscal Year LTI vest in three substantially equal installments on each of the first three anniversaries of the applicable vesting commencement date, subject generally to continued employment through each applicable vesting date.
The 2024 LTIP award values were determined by taking into account base pay and annual incentive values, assessing market competitive total compensation levels, and our compensation philosophy that weights variable compensation higher than fixed compensation and retention value. These values also consider each Named Executive Officer’s role, potential long-term contribution, performance, experience and skills, and were generally aligned with or below the market median relative to proxy peer and survey market data. In light of Mr. Moss’s leadership during a volatile business environment, the Compensation Committee increased Mr. Moss’s pay to market median, largely through long-term incentive award value.
The following table shows the target dollar value of the 2024 LTI awards made to our Named Executive Officers in the 2024 Fiscal Year. We divided these target dollar values by the closing price of our stock on the grant date to determine the number of PSUs (at Target) and the number of RSUs that would be subject to each grant.

Named Executive Officer	PSUs (Target Award) ($)	RSUs ($)	Total ($)
Brandon Moss	$2,200,000	$2,200,000	$4,400,000
Dominic Bardos	$783,500	$783,500	$1,567,000
Jeffery Tolnar	$600,000	$600,000	$1,200,000
Inez Lund	$102,500	$102,500	$205,000
Mehgan Peetz	$540,500	$540,500	$1,081,000

Payout of 2022 PSU Awards
The three-year performance period for the PSUs granted to our Named Executive Officers in the 2022 Fiscal Year ended on December 31, 2024. The performance criteria for the 2022 PSUs was tied equally to Net Revenue Growth CAGR and Average Gross Margin. For the 2022 PSUs, Average Gross Margin was defined as Net Revenue minus Cost of Good Sold, divided by Net Revenue. The PSUs could be earned between 0% to 200% of target, generally subject to continued employment through the date the Compensation Committee certified achievement of the performance criteria following the end of the performance period.

The following pre-set Threshold, Target, and Stretch goals were established by the Compensation Committee at grant:

2022 PSU Metric	Threshold (50%)	Target (100%)	Stretch (200%)
Net Revenue Growth CAGR (weighted 50%)	23%	26%	28%
Average Gross Margin (weighted 50%)	34%	38%	42%

At the conclusion of the cycle, the Compensation Committee determined that the Company had achieved 23.3% with respect to Net Revenue Growth CAGR resulting in 55% achievement for that metric, and 35.9% with respect to Average Gross Margin, resulting in 73.8% achievement for that metric. The Compensation Committee made no adjustments for the 2022-2024 PSU awards. The awards vested at 64.4% of target.
The target award and actual number of shares received by our Named Executive Officers (other than Mr. Moss, who did not commence employment with the Company until 2023) for the 2022 - 2024 PSU performance cycle are shown below:

Named Executive Officer	2022 – 2024 PSUs (Target Award) ($)	2022 – 2024 PSU Payout(1)
Dominic Bardos	$280,000	$35,375
Jeffery Tolnar	$250,000	$50,045
Inez Lund(2)	—	—
Mehgan Peetz(3)	$315,500	—

(1)
This amount represents 8,628 shares and 12,206 shares received by Messrs. Bardos and Tolnar, respectively, with a per share value of $4.10, which was the fair market value of our common stock on the certification date.

(2)	Ms. Lund did not receive a PSU grant in 2022.
(3)	Ms. Peetz forfeited the award upon her resignation from employment prior to the end of the performance cycle.
Other Compensation
One-Time Retention Equity Awards
The Compensation Committee is committed to maintaining a rigorous, formulaic compensation plan that links pay with performance both on the downside and the upside. In line with this philosophy, the Compensation Committee views atypical one-time awards as an avenue to be used only in rare, extraordinary circumstances. In light of the challenges facing the Company and the solar industry more broadly, as well as the competitive environment for executive talent and a desire to retain the current management team as the Company works toward achieving new strategic objectives, the Compensation Committee determined in the summer of 2024 that it was in the Company’s best interest to grant retention equity awards to certain executives, including each of the Named Executive Officers (the “Retention Equity Awards”). The Retention Equity Awards were granted in the form of RSUs that vest as to two-thirds on the second anniversary of the grant date, and one-third on the third anniversary of the grant date, subject generally to continued employment with the Company through each applicable vesting date. Each of the Named Executive Officers was granted Retention Equity Awards with a value on the grant date as provided below:

Named Executive Officer	Retention Award Value ($)
Brandon Moss	$2,200,000
Dominic Bardos	$700,000
Jeffery Tolnar	$200,000
Inez Lund	$100,000
Mehgan Peetz(1)	$200,000

(1)	Ms. Peetz’ award was forfeited at the time of her resignation per its terms.

At Hire Replacement of Prior Employer Awards
In connection with Mr. Moss’s commencement of employment in 2023, we offered him an equity and cash award opportunity to reimburse him for forfeited cash and equity awards previously granted by his former employer. The equity award was granted in 2023 and therefore included in the 2023 Summary Compensation Table. The cash award had a value of $500,000, half of which was payable upon his commencement of employment, and half of which was payable on the one-year anniversary of his start date, subject to his continued employment. The first installment was paid in 2023 and included in the 2023 Summary Compensation Table and the second installment was paid in 2024 and included in the 2024 Summary Compensation Table below. Each installment is subject to a clawback if Mr. Moss’s employment is terminated for cause or he resigns without good reason within one year following the payment date, pro-rated for the amount of time he is employed during the applicable one-year period.
Other Executive Benefits and Perquisites
In 2024, certain of our Named Executive Officers were eligible to be reimbursed for commuting expenses, along with a tax gross-up for such amounts.
We provide the following benefits to our Named Executive Officers on the same basis as other eligible employees:
•	health insurance;
•	vacation and personal holidays;
•	life insurance;
•	short-term disability; and
•	a 401(k) plan with matching contributions
We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for employees.
2025 Compensation Decisions
2025 Peer Group
In the summer of 2024, at the request of our Compensation Committee, Pay Governance assessed and recommended adjustments with respect to our peer group selection methodology and composition in light of changes to the Company’s strategic plan and growth trajectory. In reviewing the existing peer group, the Compensation Committee sought to identify which of the Company’s 2024 peer group members were appropriate going forward.
The Compensation Committee considered the recommendations of Pay Governance in selecting an updated peer group of size- and industry-relevant peers. With respect to size-relevant peers, market capitalization was the primary criteria, but the Committee also considered revenue and other select financials when considering its peer group.

Considering the Company’s overall compensation strategy, and after applying specific selection criteria and Pay Governance’s recommendations, our Compensation Committee identified several new peers and removed several peers as well. The Compensation Committee sought to compose a peer group of close industry competitors in the solar and renewables space whose size is comparable to that of the Company, removing those members of the peer group whose inclusion was no longer appropriate due to their business, size or scale.

Added	Removed
Altus Power, Inc.	Bloom Energy Corporation
Ameresco, Inc.	ChargePoint Holdings, Inc.
American Superconductor Corporation	Enphase Energy, Inc.
Fluence Energy, Inc.	First Solar, Inc.
Helios Technologies, Inc.	FTC Solar, Inc.
Nextracker Inc.	Generac Holdings Inc.
Itron, Inc.
SolarWinds Corporation
SunPower Corporation

The peer group approved by the Board in November 2024 that will be considered by the Compensation Committee in setting 2025 compensation therefore consisted of the following companies:

Altus Power, Inc.	Fluence Energy, Inc.	Power Integrations, Inc.
Ameresco, Inc.	Gibraltar Industries, Inc.	Rogers Corporation
American Superconductor Corporation	Helios Technologies, Inc.	SolarEdge Technologies, Inc.
Array Technologies, Inc.	Littelfuse, Inc	Sunrun Inc.
ESCO Technologies Inc.	Nextracker Inc.

2025 Fiscal Year AIP and PSU Changes
In establishing the Company’s 2025 incentive plans, the Compensation Committee considered how the continued uncertainty and volatility of the Company’s operating environment impacts management’s motivation and retention. With Pay Governance’s input, the Compensation Committee determined that the design for the 2025 Fiscal Year AIP will have two distinct, six-month performance periods, one for January through June and one for July through December. This will permit the Company to motivate participants by setting aggressive, but still attainable, targets under the AIP, while making necessary adjustments for each period based on broader industry conditions. In addition, 2025 PSU awards will maintain the same two metrics, 50% Net Revenue Growth and 50% Cumulative Adjusted Diluted EPS. However, performance goals for these metrics will be established and evaluated annually for each year of the three-year performance period. Final 2025 PSU awards will represent an average at the end of the three-year period, subject to a relative total shareholder return modifier.
Agreements with Named Executive Officers
We believe that a strong, experienced management team is essential to the best interests of the Company and our shareholders. We have entered into employment agreements and/or offer letters with certain of our Named Executive Officers which seek to minimize employment security concerns arising in the course of negotiating and completing a significant transaction. For a description of such employment agreements and offer letters, see the section below titled “Narrative Description to the Summary Compensation Table and the Grant of Plan-Based Awards Table for the 2024 Fiscal Year - Employment Agreements and Offer Letters.” For a more complete description of our obligations under the employment agreements and offer letters in the event of a termination of employment or change in control, see the section below titled “Potential Payments Upon Termination or a Change in Control.”

Policies and Considerations
Risk Assessment
The Compensation Committee oversees the design and implementation of our compensation and benefits programs and policies and monitors the incentives created by these programs and policies to determine whether they encourage excessive risk-taking. The Compensation Committee also assesses the relationship between risk management policies and practices and compensation and evaluates compensation policies and practices that could mitigate any such risk.
The Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to shareholders. The combination of performance measures for annual bonuses and the equity compensation programs, share ownership and retention guidelines for our Named Executive Officers, as well as the multiyear vesting schedules for equity awards encourage employees to maintain both a short and a long-term view with respect to Company performance.
Executive Stock Ownership Guidelines
We maintain stock ownership guidelines for our Chief Executive Officer, Chief Financial Officer, other executive officers and executive vice presidents and non-employee directors. These stock ownership guidelines specify the desired level of Company stock ownership and encourage a set of behaviors for each covered individual. Only the following equity holdings count towards achieving these ownership levels: (1) shares owned directly, (2) vested shares held in a 401(k) account, (3) shares beneficially owned in a family trust or by a spouse and/or minor children, (4) unvested restricted stock or RSUs (net of taxes), (5) unvested deferred stock units of the Company, and (6) shares obtained through stock option exercises. Unvested PSUs and unexercised stock options do not count toward compliance with the stock ownership guidelines.
The stock ownership guidelines requirements are as follows:
•	5x annual base salary for our Chief Executive Officer;
•	2x annual base salary for our Chief Financial Officer and other executive officers and executive vice presidents; and
•	5x annual cash retainer for our non-employee directors.
In addition to the above, a 50% retention requirement of net after-tax shares is required to be held as long as the covered individual’s requirement is not yet achieved.
Insider Trading Policy
We have adopted an Insider Trading Policy that applies to all of our directors, officers and employees and our subsidiaries. The Insider Trading Policy governs all transactions in our securities, including our common stock, options to purchase common stock, or any other type of securities that we may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by us, such as exchange-traded put or call options or swaps. If a covered person is aware of material nonpublic information relating to us, it is our policy that such person may not, directly or indirectly, engage in transactions in our securities, recommend the purchase or sale of such securities, or disclose such material nonpublic information to others. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and Nasdaq listing standards. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Hedging and Pledging Policy
Our Insider Trading Policy prohibits our Named Executive Officers from engaging in any hedging transactions. Further, this policy prohibits our Named Executive Officers from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Clawback Policy
The Compensation Committee has adopted a Clawback and Recoupment Policy that complies with Nasdaq’s clawback listing standards, Section 10D of the Exchange Act and the rules promulgated thereunder (the “Clawback Policy”). In the event that we are required to prepare an accounting restatement of our financial statements due to our material noncompliance with any financial reporting requirement under the securities laws, the Clawback Policy requires that covered executives must reimburse us, or forfeit, any excess incentive-based compensation received by such covered executive during the three completed fiscal years immediately preceding the date on which we are required to prepare the restatement. Executives covered by the Clawback Policy include our current and former executive officers, as determined by the Compensation Committee in accordance with Section 10D of the Exchange Act and the Nasdaq listing standards, and such other senior executives or employees who may from time to time be deemed subject to the Clawback Policy by the Compensation Committee.
Incentive-based compensation subject to the Clawback Policy includes any compensation that is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure. The amount subject to recovery is the excess of the incentive-based compensation received based on the erroneous data over the incentive-based compensation that would have been received had it been based on the restated results, and is computed without regard to any taxes paid. The Clawback Policy only applies to incentive-based compensation received on or after the effective date of Nasdaq Listing Rule 5608.
Timing of Equity Awards
We do not have a policy or practice regarding the timing for granting stock options or stock appreciation rights, as we do not currently grant these types of awards under our long-term incentive program. We currently grant restricted stock units and performance-based restricted stock units under our long-term incentive program. With respect to these types of equity awards, we do not have a formal policy regarding the timing of grant. However, we generally grant annual equity awards to our named executive officers and other eligible employees at the Compensation Committee’s regularly scheduled meeting in February of each year. This meeting is scheduled many months in advance. Outside of our annual equity award cycle, we may grant equity awards at other times throughout the year, such as to new employee hires, to employees receiving promotions, for retention purposes, or in other relevant circumstances.
Section 280G of the Internal Revenue Code
Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a tax deduction with respect to “excess parachute payments” to certain executive officers of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax penalty on the individual receiving the “excess parachute payment.” Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans or programs and other equity-based compensation. “Excess parachute payments” are parachute payments that exceed a threshold determined under Section 280G of the Code based on an executive officer’s prior compensation. In approving compensation arrangements for our Named Executive Officers, the Board considers all elements of the cost to us of providing such compensation, including the potential impact of Section 280G of the Code. However, the Board may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility of Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent. We do not provide for excise tax gross-ups to our executive officers and do not expect to do so in the future.
Section 162(m) Compliance
Section 162(m) of the Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. The Compensation Committee considers the impact of Section 162(m) when making compensation decisions.
Section 409A Considerations
Another section of the Code, Section 409A, affects the manner by which deferred compensation opportunities are offered to our employees because Section 409A requires, among other things, that “non-qualified deferred compensation” be structured in a manner that limits employees’ abilities to accelerate or further defer certain kinds of deferred compensation. We intend to operate our existing compensation arrangements that are covered by Section 409A in accordance with the applicable rules thereunder, and we will continue to review and amend our compensation arrangements where necessary to comply with Section 409A.
Accounting for Stock-Based Compensation
We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, for our equity-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their equity-based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of their equity-based awards in their income statements over the period that an associate is required to render service in exchange for the award. Future grants of stock options, restricted stock, restricted stock units and other equity-based awards under our equity incentive award plans will continue to be accounted for under ASC 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
Shareholder Say-on-Pay and Say-on-Pay Frequency Votes
We held our third advisory vote on the compensation of our Named Executive Officers (sometimes referred to as the “say-on-pay” vote) at our 2024 annual meeting of shareholders, and approximately 82% of the advisory votes cast voted to approve the compensation for our Named Executive Officers. The Compensation Committee reviewed and considered the results of this “say-on-pay” vote when evaluating the compensation for our Named Executive Officers in the 2024 Fiscal Year, along with other insights gleaned from ongoing shareholder outreach activities.
We held our first advisory vote on the frequency of future “say-on-pay” advisory votes (sometimes referred to as the “say-on-frequency” vote) at our 2023 annual meeting of shareholders, pursuant to which the majority of the advisory votes cast voted to hold our “say-on-pay” advisory votes every year.
We will continue to consider the outcome of our “say-on-pay” and “say-on-frequency” advisory votes when making compensation decisions regarding our Named Executive Officers.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the compensation discussion and analysis required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Compensation Committee recommended to the Board that the compensation discussion and analysis be included in this proxy statement.
Members of the Compensation Committee include:
•	Lori Sundberg, Committee Chair;
•	Brad Forth, Chairman of the Board; and
•	Robert Julian

Executive Compensation Tables
2024 Fiscal Year Summary Compensation Table
The following table sets forth certain information with respect to compensation for the years ended December 31, 2024, 2023, and 2022, earned by, awarded to or paid to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Brandon Moss Chief Executive Officer	2024	$752,708	$250,000	$6,600,000	—	$453,149	$52,609	$8,108,466
	2023	$332,292	$250,000	$4,400,045	—	$ 560,743	$16,950	$5,560,030
	2022	—	—	—	—	—	—	—
Dominic Bardos Chief Financial Officer	2024	$475,000	—	$2,267,012	—	$186,497	$21,821	$2,950,330
	2023	$452,933	—	$1,771,393	—	$573,243	$13,016	$2,810,585
	2022	$104,888	$137,312	$1,447,556	—	—	—	$1,689,756
Jeffery Tolnar President, Former Interim Chief Executive Officer	2024	$434,791	—	$1,400,021	—	$154,405	$16,691	$2,005,908
	2023	$490,000	$90,000	$1,026,912	—	$597,188	$13,200	$2,217,300
	2022	$286,250	—	$687,078	—	201,849	$10,983	$1,186,160
Inez Lund(6), Chief Accounting Officer	2024	$293,610	—	$305,029	—	$76,350	$28,207	$703,196
	2023	—	—	—	—	—	—	—
	2022	—	—	—	—	—	—	—
Mehgan Peetz(7) Former Chief Legal Officer, Corporate Secretary	2024	$292,019	—	$1,281,026	—	$0	$9,667	$1,582,712
	2023	$398,766	—	$1,398,644	—	$394,778	$21,531	$2,213,719
	2022	$365,625	—	$865,789	—	244,110	$3,583	$1,479,107

1.	Amounts in this column reflect the base salary earned by each Named Executive Officer in the applicable fiscal year.
2.
For Mr. Moss, this amount reflects a cash payment equal to $250,000, which was paid to him on the one-year anniversary of his employment start date and is subject to a one-year clawback if Mr. Moss is terminated by the Company for “cause” or resigns without “good reason.” This cash payment was part of Mr. Moss’s new hire package, and is described in the section entitled “At Hire Replacement of Prior Employer Awards” above.

3.
Amounts in this column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of awards of RSUs and PSUs that were granted to certain of our Named Executive Officers in the applicable fiscal year. The assumptions on which these valuations are based are set forth in Note 11 to the audited financial statements included in the Company’s annual report on Form 10-K filed with the SEC on February 25, 2025. The awards of PSUs can ultimately vest from 0% to 200%, and the amounts reported in this column in respect of such PSU awards reflect the Company’s determination of the probable outcome of the performance vesting conditions at the grant date, which was $2,200,000 for Mr. Moss, $783,505 for Mr. Bardos, $600,010 for Mr. Tolnar, $102,513 for Ms. Lund and $540,512 for Ms. Peetz. Assuming maximum performance of 200% for the PSUs awards (i.e., achievement of Stretch performance), the grant date fair value included in this column for such PSUs would be $4,400,000 for Mr. Moss, $1,567,010 for Mr. Bardos, $1,200,020 for Mr. Tolnar, $205,026 for Ms. Lund and $1,081,024 for Ms. Peetz. See the “2024 Fiscal Year Grants of Plan-Based Awards” and “Outstanding Equity Awards at 2024 Fiscal Year End” tables below for further details on these grants.

4.
Amounts in this column reflect, for the 2024 Fiscal Year, annual performance bonuses earned by certain of our Named Executive Officers under the Revised 2024 Fiscal Year AIP and paid in the subsequent fiscal year. See the “Compensation Discussion and Analysis—2024 Fiscal Year AIP Annual Awards” section above and the “2024 Fiscal Year Grants of Plan-Based Awards” table below for further details on these bonuses.

5.
Amounts in this column reflect, for the 2024 Fiscal Year, (i) in the case of Mr. Moss, $37,999 in commuting expenses between his residence in Marietta, GA and one of the Company’s offices, $13,800 as an employer match to 401(k) contributions, and $810 paid for group term life insurance; (ii) in the case of Mr. Bardos, $12,578 as an employer match to 401(k) contributions, $5,877 in commuting expenses, and $3,366 in group term life insurance; (iii) in the case of Mr. Tolnar, $13,800 as an employer match to 401(k) contributions and $2,890 in group term life insurance; (iv) in the case of Ms. Lund: $11,774 as an employer match to 401(k) contributions, $918 in commuting expenses, $1,092 in group term life insurance, and $14,421 in unused paid time off from the 2023 year; and (v) in the case of Ms. Peetz, $9,667 as an employer match to 401(k) contributions.

6.	Inez Lund was appointed as the Company’s Chief Accounting Officer, effective as of March 1, 2024. Ms. Lund was a Named Executive Officer for the first time in the 2024 Fiscal Year.
7.	Ms. Peetz resigned from the Company effective August 23, 2024.

2024 Fiscal Year Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2024 with respect to our Named Executive Officers.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Brandon Moss Chief Executive Officer	—	437,000	874,000.00	1,748,000	—	—	—	—	—
	February 27, 2024	—	—	—	71,475	142,950	285,900	—	2,200,000
	February 27, 2024	—	—	—	—	—	—	142,950	2,200,000
	August 1, 2024	—	—	—	—	—	—	353,130	2,200,000
Dominic Bardos Chief Financial Officer	—	178,125	356,250	712,500
	February 27, 2024	—	—	—	25,455	50,910	101,820	—	783,504
	February 27, 2024	—	—	—	—	—	—	50,910	783,504
	July 8, 2024	—	—	—	—	—	—	115,132	700,002
Jeffery Tolnar President, Former Interim Chief Executive Officer	—	165,000	330,000	660,000	—	—	—	—	—
	February 27, 2024	—	—	—	19,494	38,987	77,974	—	600,009
	February 27, 2024	—	—	—	—	—	—	38,987	600,009
	July 8, 2024	—	—	—	—	—	—	32,895	200,001
Inez Lund Chief Accounting Officer	—	75,000	150,000	300,000	—	—	—	—	—
	February 27, 2024	—	—	—	3,331	6,661	13,322	—	102,512
	February 27, 2024	—	—	—	—	—	—	6,661	102,512
	July 8, 2024	—	—	—	—	—	—	16,448	100,003
Mehgan Peetz Former Chief Legal Officer, Corporate Secretary	—	127,500	255,000	510,000	—	—	—	—	—
	February 27, 2024	—	—	—	17,561	35,121	70,242	—	540,512
	February 27, 2024	—	—	—	—	—	—	35,121	540,512
	July 8, 2024	—	—	—	—	—	—	32,895	200,002

(1)
Amounts in this column reflect the annual performance bonus opportunities for our Named Executive Officers under the AIP as of the beginning of the 2024 Fiscal Year. Later in 2024, the Compensation Committee revised the AIP opportunity for 2024, and capped the total payout under the AIP at 50% of the initially approved amounts. See the “Compensation Discussion and Analysis—2024 Fiscal Year AIP Annual Awards” section above for more information.

(2)	Amounts in this column reflect awards of PSUs granted to our Named Executive Officers under the LTIP in the 2024 Fiscal Year.
(3)
Amounts in this column reflect awards of RSUs granted to our Named Executive Officers under the LTIP in the 2024 Fiscal Year, as part of our LTI program, on February 27, 2024, or as Retention Equity Awards, which were granted to our Named Executive Officers during the summer of 2024.

(4)	Amounts in this column reflect the fair value of the applicable awards of RSUs and PSUs, computed in accordance with FASB ASC Topic 718.
Narrative Description to the Summary Compensation Table and the Grant of Plan-Based Awards Table for the 2024 Fiscal Year
Employment Agreements and Offer Letters
Brandon Moss Offer Letter
In June 2023, we entered into an offer letter with Mr. Moss memorializing his base salary, target bonus opportunity, paid vacation, reimbursement of reasonable business expenses, payment of relocation expenses, severance benefits and eligibility to participate in the LTIP and in the Company’s benefit plans generally.
In addition, the offer letter provides that until the earlier of December 31, 2025 or Mr. Moss’s relocation date, the Company will reimburse him for the following commuting expenses: transportation expenses incurred as a result of his travel between his residence in Georgia and a Company office, and temporary lodging expenses while working in one of those offices.
Pursuant to his offer letter, Mr. Moss was entitled to a Replacement Award, as described in the section titled “At Hire Replacement of Prior Employer Awards” above. He also received a grant of RSUs on July 17, 2023 valued at approximately $1,100,000, which vested on July 17, 2024, the one-year anniversary of the grant date. Both of these awards were intended to reimburse him for forfeited cash and equity awards previously granted to him by his former employer.
The offer letter provides that Mr. Moss will participate in the Shoals Technologies Group, Inc. Executive Severance Plan (the “Severance Plan”), which provides for certain severance benefits upon a resignation by Mr. Moss for “good reason” or upon a termination by the Company without “cause”. See the section titled “Potential Payments Upon Termination or a Change in Control” below for further details regarding the severance benefits that he is eligible to receive under the Severance Plan. The offer letter also provides that if the Severance Plan is terminated or amended by the Company in a way that reduces or otherwise adversely affects Mr. Moss’s rights thereunder, then he will continue to have the same rights under the offer letter with respect to the Severance Plan, as though it had not been terminated or amended.
In addition, Mr. Moss is bound by perpetual confidentiality and non-disparagement covenants as well as twenty-four month post-termination non-competition and non-solicitation provisions under the Severance Plan.
Dominic Bardos Employment Agreement
In August 2022, we entered into an employment agreement with Mr. Bardos memorializing his base salary, target bonus opportunity, paid vacation, reimbursement of reasonable business expenses, severance benefits and eligibility to participate in the LTIP and in the Company’s benefit plans generally.
The employment agreement for Mr. Bardos includes a “best-net” cutback provision that provides that, in the event any payments or benefits provided under the agreement or any other arrangement with the Company or its affiliates constitute “parachute payments” within the meaning of Section 280G of the Code, then such payments and/or benefits will either be (i) provided to Mr. Bardos in full or (ii) reduced to the extent necessary to avoid the excise tax imposed by Section 4999 of the Code, whichever results in Mr. Bardos receiving a greater amount on an after-tax basis.
Mr. Bardos’ employment agreement provides for certain severance benefits upon a resignation by Mr. Bardos for “good reason” or upon a termination by the Company without “cause.” See the section titled “Potential Payments Upon Termination or a Change in Control” below for further details regarding the severance benefits that he is eligible to receive.
Mr. Bardos’ employment agreement includes a perpetual confidentiality and intellectual property assignment covenants. In addition, his employment agreement prohibits Mr. Bardos from, during the term of employment and for a period of twenty-four months thereafter, (i) soliciting customers and employees of the Company and its affiliates and (ii) competing against the Company and its affiliates within certain geographical areas.
Jeffery Tolnar Offer Letter
In December 2022, we entered into an offer letter with Mr. Tolnar in connection with his appointment as the President of the Company, which superseded his earlier March 2021 offer letter. The 2022 offer letter memorialized his updated compensation based on his appointment as President, including base salary, target bonus opportunity, paid vacation, severance benefits and eligibility to participate in the LTIP and in the Company’s benefit plans generally.
Mr. Tolnar’s December 2022 offer letter also includes a perpetual confidentiality covenant, as well as non-competition and non-solicitation of customers or employees covenants that apply during his employment and for a period of one year thereafter.
The December 2022 offer letter for Mr. Tolnar provides for limited severance benefits upon a termination by the Company without “cause,” to be superseded by the Severance Plan, once it was implemented. See the section titled “Potential Payments Upon Termination or a Change in Control” below for further details regarding the severance benefits that he is eligible to receive.
Inez Lund Offer Letter
In March 2024, we entered into an offer letter with Ms. Lund in connection with her appointment as the Chief Accounting Officer of the Company. This offer letter memorialized her updated compensation based on her appointment as Chief Accounting Officer, including base salary, target bonus opportunity, paid vacation, severance benefits and eligibility to participate in the LTIP and in the Company’s benefit plans generally. Ms. Lund’s offer letter also includes a perpetual confidentiality covenant, as well as non-competition and non-solicitation of customers or employees covenants that apply during her employment and for a period of one year thereafter.
The offer letter provides that Ms. Lund will participate in the Severance Plan, which provides for certain severance benefits upon a resignation by Ms. Lund for “good reason” or upon a termination by the Company without “cause”. See the section titled “Potential Payments Upon Termination or a Change in Control” below for further details regarding the severance benefits that she is eligible to receive.
Mehgan Peetz Employment Agreement
In December 2020, we entered into an employment agreement with Ms. Peetz memorializing her base salary, target bonus opportunity, paid vacation, reimbursement of reasonable business expenses, severance benefits and eligibility to participate in the LTIP and in the Company’s benefit plans generally.
The employment agreement for Mr. Peetz included a “best-net” cutback provision that provides that, in the event any payments or benefits provided under the agreement or any other arrangement with the Company or its affiliates constitute “parachute payments” within the meaning of Section 280G of the Code, then such payments and/or benefits will either be (i) provided to Ms. Peetz in full or (ii) reduced to the extent necessary to avoid the excise tax imposed by Section 4999 of the Code, whichever results in Ms. Peetz receiving a greater amount on an after-tax basis.
Ms. Peetz’s employment agreement also provided for certain severance benefits upon a resignation by Ms. Peetz for “good reason” or upon a termination by the Company without “cause.” See the section titled “Potential Payments Upon Termination or a Change in Control” below for further details regarding the severance benefits that she was eligible to receive. On July 28, 2024, Ms. Peetz informed the Company of her resignation, effective August 23, 2024. She was not entitled to any severance upon her resignation.
Ms. Peetz’s employment agreement included a perpetual confidentiality and intellectual property assignment covenants. In addition, her employment agreement prohibits Ms. Peetz from, during the term of employment and for a period of twenty-four months thereafter, (i) soliciting customers and employees of the Company and its affiliates and (ii) competing against the Company and its affiliates within certain geographical areas.
Short-Term Incentive Compensation
Named Executive Officers had the opportunity to earn an award under our AIP in 2024. Goals were initially set in February 2024 and subsequently revised, as described in the section titled “2024 Fiscal Year AIP Annual Awards” above.
Long-Term Equity Compensation
In February 2024, the Compensation Committee granted RSUs and PSUs to our Named Executive Officers under the LTIP.
Each such award of RSUs vests in substantially equal installments on each of the first three anniversaries of the applicable vesting commencement date, generally subject to continued employment through the applicable vesting date.
Each such award of PSUs vests (i) fifty percent (50%) based on the Company’s Net Revenue Growth CAGR targets measured as of the last day of the three-year performance period ending on December 31, 2026 and (ii) fifty percent (50%) based on the Company’s Cumulative Adjusted Diluted EPS during the same performance period, in each case, subject generally to continued employment through the date the Compensation Committee certifies achievement of the performance criteria following the end of such performance period. In addition, the portion of the PSUs that vest based on the Company’s Net Revenue Growth CAGR target are subject to a modifier, based on the Company’s Net Revenue Growth CAGR performance relative to a peer group. For more information on these grants, see the section titled “2024 Long-Term Incentive Equity Compensation” above.
One-Time Retention Equity Awards
In the summer of 2024, the Compensation Committee granted Retention Equity Awards to our Named Executive Officers. The Retention Equity Awards were granted in the form of RSUs that vest as to two-thirds on the second anniversary of the grant date, and one-third on the third anniversary of the grant date, subject generally to continued employment with the Company through each applicable vesting date. For more information on these grants, see the section titled “One-Time Retention Equity Awards” above.
See the “Outstanding Equity Awards at Fiscal Year End” table below and the “Potential Payments Upon Termination or a Change in Control” section below for further details on the grants of RSUs and PSUs to our Named Executive Officers.
Outstanding Equity Awards at 2024 Fiscal Year End
The following table sets forth certain information with respect to outstanding equity awards of our Named Executive Officers as of December 31, 2024 with respect to the named executive officer.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Brandon Moss	July 17, 2023(3)	41,183	$227,742	—	—
	July 17, 2023(3)	—	—	30,888	$170,808
	February 27, 2024(4)	142,950	$790,514	—	—
	February 27, 2024(5)	—	—	71,745	$395,257
	August 1, 2024(6)	353,130	$1,952,809	—	—
Dominic Bardos	October 17, 2022(7)	4,466	$24,696	—	—
	October 17, 2022(7)	—	—	13,398	$74,090
	January 18, 2023(8)	10,447	$57,772	—	—
	January 18, 2023(9)	—	—	15,671	$86,658
	February 27, 2024(4)	50,910	$281,253	—	—
	February 27, 2024(5)	—	—	25,455	$140,766
	July 8, 2024(10)	115,132	$636,678	—	—
Jeffery Tolnar	March 31, 2021(11)	3,594	$19,875	—	—
	April 18, 2022(12)	6,318	$34,939	—	—
	April 18, 2022(13)	—	—	18,954	$104,816
	January 18, 2023(8)	6,056	$33,490	—	—
	January 18, 2023(9)	—	—	9,085	$50,237
	February 27, 2024(4)	38,987	$215,598	—	—
	February 27, 2024(5)	—	—	19,494	$107,799
	July 8, 2024(10)	32,895	$181,909	—	—
Inez Lund	April 18, 2022(12)	4,296	$23,758	—	—
	December 21, 2022(14)	322	$1,781	—	—
	January 18, 2023(8)	2,059	$11,386	—	—
	February 27, 2024(4)	6,661	$36,835	—	—
	February 27, 2024(5)	—	—	3,331	$18,418
	July 8, 2024(10)	16,448	$90,578	—	—
Mehgan Peetz(15)	—	—	—	—	—

(1)	The treatment of these awards upon certain termination and change in control events is described in the “Potential Payments Upon Termination or a Change in Control” section below.
(2)	The values in these columns are calculated based on the closing price of the Company’s Class A common stock on December 31, 2024, the last trading day of the 2024 Fiscal Year, which was $5.53.

(3)
On July 17, 2023, in connection with his commencement of employment, Mr. Moss was granted the following equity awards: (i) an award of 61,775 RSUs, one-third of which vested on the first anniversary of the grant date, with the remaining two-thirds vesting in substantially equal installments on each of the second and third anniversaries of the grant date, subject to continued employment through the applicable vesting date; and (ii) an award of PSUs, which vests (x) fifty percent (50%) based on the Company’s compound annual revenue growth rate measured as of the last day of the three-year performance period ending on December 31, 2025 and (y) fifty percent (50%) based on the Company’s average gross profits during such performance period, in each case, subject to continued employment through the date the Compensation Committee certifies achievement of the performance criteria following the end of such performance period. Such award of PSUs can ultimately vest from 0% to 200% of target. The value of such award of PSUs shown in the table is based on achieving threshold performance.

(4)
Mr. Moss, Mr. Bardos, Mr. Tolnar and Ms. Lund were each granted an award of RSUs on February 27, 2024. Each such award vests in substantially equal installments on each of the first three anniversaries of March 4, 2024, subject to continued employment through the applicable vesting date.

(5)
Mr. Moss, Mr. Bardos, Mr. Tolnar and Ms. Lund were each granted an award of PSUs on February 27, 2024. Each such award vests after a three year performance period ending on December 31, 2026, subject to continued employment through the date the Compensation Committee certifies achievement of the following criteria: (i) fifty percent (50%) based on Net Revenue Growth CAGR targets, which will then be modified based upon Net Revenue Growth CAGR relative to the Company’s compensation peer group and (ii) the remaining fifty percent (50%) based upon Cumulative Adjusted Diluted EPS targets. Such award of PSUs can ultimately vest from 0% to 200% of target. The value of such awards of PSUs are shown in the table based on achieving threshold performance.

(6)	On August 1, 2024, Mr. Moss was granted an award of RSUs vesting two-thirds on August 13, 2026, and one-third on August 13, 2027, subject to continued employment through the applicable vesting date.
(7)
On October 17, 2022, Mr. Bardos was granted the following equity awards: (i) an award of 13,398 RSUs, vesting in ratable installments on the first three anniversaries of the grant date, subject to continued employment through the applicable vesting date; and (ii) an award of PSUs, which vests (x) fifty percent (50%) based on the Company’s compound annual revenue growth rate measured as of the last day of the three-year performance period ending on December 31, 2024 and (y) fifty percent (50%) based on the Company’s average gross profits during such performance period, in each case, subject to continued employment through the date the Compensation Committee certifies achievement of the performance criteria following the end of such performance period. Such award of PSUs can ultimately vest from 0% to 200% of target. The value of such award of PSUs is shown in the table based on achieving target performance.

(8)
Mr. Bardos, Ms. Lund and Mr. Tolnar were each granted an award of RSUs on January 18, 2023. Each such award vests in substantially equal installments on each of the first three anniversaries of December 4, 2022, subject to continued employment through the applicable vesting date.

(9)
Mr. Bardos and Mr. Tolnar were each granted an award of PSUs on January 18, 2023. Each such award vests (i) fifty percent (50%) based on the Company’s compound annual revenue growth rate measured as of the last day of the three-year performance period ending on December 31, 2025 and (ii) fifty percent (50%) based on the Company’s average gross profits during such performance period, in each case, subject to continued employment through the date the Compensation Committee certifies achievement of the performance criteria following the end of such performance period. The awards of PSUs can ultimately vest from 0% to 200% of target. The value of such awards of PSUs are shown in the table based on achieving threshold performance.

(10)
On July 8, 2024, Mr. Bardos, Mr. Tolnar, and Ms. Lund were granted awards of RSUs vesting two-thirds on June 1, 2026, and one-third on June 1, 2027, subject to continued employment through the applicable vesting date.

(11)
On March 31, 2021, Mr. Tolnar was granted an award of RSUs, which vests 25% on each of the first four anniversaries of the grant date, subject to continued employment through the applicable vesting date.

(12)
Ms. Lund and Mr. Tolnar were each granted an award of RSUs on April 18, 2022. Each such award vests in substantially equal installments on each of the first three anniversaries of March 7, 2022, subject to continued employment through the applicable vesting date.

(13)
Mr. Tolnar was granted an award of PSUs on April 18, 2022. Each such award vests (i) fifty percent (50%) based on the Company’s compound annual revenue growth rate measured as of the last day of the three-year performance period ending on December 31, 2024 and (ii) fifty percent (50%) based on the Company’s average gross profits during such performance period, in each case, subject to continued employment through the date the Compensation Committee certifies achievement of the performance criteria following the end of such performance period. The awards of PSUs can ultimately vest from 0% to 200%. The value of such award of PSUs is shown in the table based on achieving target performance.

(14)
On December 21, 2022, Ms. Lund was granted an award of RSUs, which vests in substantially equal installments on each of December 4, 2023, 2024, and 2025, subject to continued employment through the applicable vesting date.

(15)	Ms. Peetz resigned from the Company effective August 23, 2024. As a result, all of her outstanding equity awards were forfeited, and no awards were outstanding as of December 31, 2024.

Stock Awards Vested in the 2024 Fiscal Year
The following table sets forth certain information with respect to the vesting of stock awards during the fiscal year ended December 31, 2024 with respect to our Named Executive Officers.

Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Brandon Moss	61,776	$420,668
Dominic Bardos	29,650	$117,165
Jeffery Tolnar	21,069	$184,298
Inez Lund	7,442	$72,349
Mehgan Peetz	18,971	$256,074

(1)
Represents the gross number of shares acquired by the applicable Named Executive Officer during the 2024 Fiscal Year upon the vesting of RSU awards, without reduction for any shares withheld to satisfy applicable tax obligations.

(2)
Represents the value of the shares acquired by the applicable Named Executive Officer during the 2024 Fiscal Year upon the vesting of RSU awards, calculated based upon the share price on the date of vesting.

Pension Benefits
Our Named Executive Officers did not participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us. The Board or Compensation Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.
Nonqualified Deferred Compensation
Our Named Executive Officers did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The Board or Compensation Committee may elect to provide our executive officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interest.
Potential Payments Upon Termination or a Change in Control
Severance Benefits
Brandon Moss, Dominic Bardos Jeffery Tolnar and Inez Lund
Mr. Moss, Mr. Bardos, Mr. Tolnar and Ms. Lund are eligible for benefits under the Company’s Severance Plan upon a termination of employment without “cause” or resignation for “good reason” (as defined in the Severance Plan or, in the case of Mr. Bardos, in his employment agreement).
Upon a termination without cause or resignation for good reason, participants in the Severance Plan will generally be eligible to receive, subject to the execution and non-revocation of a release of claims and continued compliance with restrictive covenants, the following severance payments and benefits:
•
a cash severance payment equal to 12 months of the participant’s base salary (or 24 months for the Chief Executive Officer), payable in substantially equal installments over the 12-month period following the date of termination (or the 24-month period for the Chief Executive Officer); and

•
during the portion of the participant’s severance period that the participant is eligible for and timely elects continued coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will, at its option, pay or reimburse the participant for the difference between the amount paid to continue coverage and the employee contribution amount (the “COBRA Benefits”).

Upon a termination without cause or resignation for good reason within 24 months following a change in control, participants in the Severance Plan will be eligible to receive, subject to the execution and non-revocation of a release of claims and continued compliance with restrictive covenants, the following severance payments and benefits:
•
a cash severance payment equal to the sum of (i) 12 months of the participant’s base salary plus (ii) the participant’s target annual bonus for the year that includes the date of termination (or, for the Chief Executive Officer, the sum of (x) 24 months of the Chief Executive Officer’s base salary plus (y) two times the Chief Executive Officer’s target annual bonus for the year that includes the date of termination), payable in substantially equal installments over the 12 month period following the date of termination (or the 24 month period for the Chief Executive Officer); and

•	the COBRA Benefits.
Upon a participant’s termination of employment for any reason, all outstanding equity awards held by the participant will be treated in accordance with the applicable award agreements and the LTIP. Further, in the event a participant is covered by an employment agreement that may duplicate the severance payments and benefits described above, the Compensation Committee will reduce or eliminate the duplicative benefits provided for under the Severance Plan.
The Severance Plan provides that participants in the plan will generally be subject to an indefinite confidentiality and non-disparagement covenants, as well as twelve-month post-termination non-competition and non-solicitation provisions (twenty-four months for the CEO).
Under the Severance Plan, “cause” generally means, unless otherwise provided in the executive’s employment agreement or other similar agreement, the executive’s (i) commission of, indictment for, or plea of guilty or no contest to, a felony (or state law equivalent) or a crime involving dishonesty or moral turpitude or the commission of any other act involving willful malfeasance or breach of fiduciary duty with respect to the Company or its affiliates; (ii) substantial and repeated failure to perform duties or to follow any lawful directive from the Company or its affiliates; (ii) conduct that brings or is reasonably likely to bring the Company or its affiliates negative publicity or into public disgrace, embarrassment, or disrepute; (iv) fraud, theft, embezzlement, gross negligence or willful misconduct with respect to the Company its affiliates; (v) violation of the Company’s or its affiliate’s written policies or codes of conduct, including written policies related to discrimination, harassment, retaliation, performance of illegal or unethical activities, or ethical misconduct; or (vi) breach of any agreement with the Company or any of its affiliates, including, without limitation, any non-competition, non-solicitation, no-hire, or confidentiality covenants.
“Good reason” generally means, subject to certain notice and cure conditions, unless otherwise defined in the executive’s employment agreement or other similar agreement, (i) a material diminution in the executive’s base salary or authority, duties and responsibilities with the Company or its subsidiaries (excluding the removal of the executive for any reason from the board of directors of the Company or its affiliates) or (ii) a relocation of the executive’s principal place of employment by more than 50 miles. The definition of “good reason” in Mr. Moss’s offer letter is substantially similar to the definition under the Severance Plan, except that a material breach by the Company of Mr. Moss’s offer letter would also be grounds for good reason.
Mr. Bardos’ employment agreement generally provides that “cause” means (i) Mr. Bardos’ material breach of the employment agreement or any other agreement with the Company or its affiliates, (ii) Mr. Bardos’ breach of any policy or code of conduct established by the Company or its affiliates, (iii) Mr. Bardos’ violation of any law applicable to the workplace or the Company or its affiliates (including any law regarding anti-discrimination, anti-harassment or anti-retaliation), (iv) Mr. Bardos’ gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement that has or could reasonably be expected to have an adverse effect on the Company or its affiliates, (v) the commission by Mr. Bardos of, or conviction or indictment of Mr. Bardos for, or plea of nolo contendere by Mr. Bardos to, any felony or any crime involving moral turpitude, or (vi) Mr. Bardos’ willful failure or refusal to perform Mr. Bardos’ duties or to follow any lawful directive from the Company or the board of directors, subject to a 30-day cure right, if curable.
Mr. Bardos’ employment agreement generally provides that “good reason” means, subject to certain notice and cure conditions, (i) a material diminution in Mr. Bardos’ base salary or authority, duties and responsibilities, or (ii) the relocation of Mr. Bardos’ principal place of employment by more than 50 miles.

Mehgan Peetz
During Ms. Peetz’s employment, if the Company had terminated her employment without cause or if Ms. Peetz had resigned for good reason, she would have been entitled to receive (i) base salary continuation payments and (ii) payment or reimbursement of a portion of continuation coverage premiums under the Company’s group health plans pursuant to COBRA, in each case, for 12 months. On July 28, 2024, Ms. Peetz informed the Company of her resignation, effective August 23, 2024. Due to her voluntary resignation, Ms. Peetz did not receive any severance payments or benefits under her employment agreement or the Severance Plan in connection with her resignation.
Equity Awards
Upon the applicable executive’s termination of service, any unvested RSUs or PSUs are automatically forfeited. However, notwithstanding the foregoing:
•
If such executive is terminated due to death or “disability” (as defined in the LTIP), (i) 100% of the RSUs will accelerate and vest, and (ii) a prorated portion of the unvested PSUs will accelerate and vest, based on target performance, calculated based on the number of days the applicable executive was employed by the Company or an affiliate during the applicable performance period, and all then-unvested PSUs will be automatically forfeited.

•
If such executive is terminated by the Company without “cause” (as defined in the LTIP), (i) the portion of the RSUs that would have vested on the first vesting date following such termination will vest, and all then-unvested RSUs will be automatically forfeited, and (ii) a prorated portion of the unvested PSUs will accelerate and vest, based on actual performance at the end of the performance period, calculated based on the number of days the applicable executive was employed by the Company or an affiliate during the applicable performance period, and all then-unvested PSUs will be automatically forfeited.

•
In the event of a “change in control” (as defined in the LTIP), (i) to the extent the RSUs are not assumed by the surviving entity in connection with such change in control, 100% of the RSUs will accelerate and fully vest, or (ii) to the extent the RSUs are assumed by the surviving entity in connection with such change in control, upon the applicable executive’s termination without cause or resignation for “good reason” (as defined in the applicable award agreement) within the 24-month period following the change in control, 100% of the RSUs will accelerate and fully vest.

•
In the event of a “change in control” (as defined in the LTIP), to the extent the PSUs are assumed by the surviving entity in connection with such change in control, upon the applicable executive’s termination without cause or resignation for “good reason” (as defined in the applicable award agreement) within the 24-month period following the change in control, the PSUs will accelerate and vest, based on target performance, and all then-unvested PSUs will be automatically forfeited.

The following table provides information regarding potential payments to our Named Executive Officers as of December 31, 2024 in connection with certain termination or change in control events. Ms. Peetz is not included in the table because she resigned on August 23, 2024 and was not entitled to any severance or equity acceleration upon her resignation.

Benefits and Payments Upon Termination(1)	Termination Due to Death or Disability	Termination by the Company Without Cause or by the Executive for Good Reason (a “Qualifying Termination”) Not Within 24 Months Following Change in Control(2)	Qualifying Termination Within 24 Months Following Change in Control	Change in Control If No Assumption of Awards by Successor(3)
Brandon Moss
Cash Severance Payments(4)	—	$1,520,000	$3,268,000	—
Accelerated Vesting of Equity Awards:(5)
Unvested RSUs.	$2,971,064	$1,679,251	$2,971,064	$2,971,064
Unvested PSUs.	$245,624	$0	$1,132,129	—
COBRA Payments(6)	—	$37,074	$37,074	—
Dominic Bardos
Cash Severance Payments(4)	—	$475,000	$831,250	—
Accelerated Vesting of Equity Awards:(5)
Unvested RSUs.	$1,000,681	$600,768	$1,000,681	$1,000,681
Unvested PSUs.	$104,694	$47,702	$454,848	—
COBRA Payments(6)	—	$12,573	$12,573	—
Jeffery Tolnar
Cash Severance Payments(4)	—	$440,000	$770,000	—
Accelerated Vesting of Equity Awards:(5)
Unvested RSUs.	$485,811	$281,444	$485,811	$465,935
Unvested PSUs.	$69,425	$67,499	$316,073	—
COBRA Payments(6)	—	$12,573	$12,573	—
Inez Lund
Cash Severance Payments(4)	—	$300,000	$450,000	—
Accelerated Vesting of Equity Awards:(5)
Unvested RSUs.	$164,716	$109,842	$164,716	$164,716
Unvested PSUs.	$6,139	$0	$36,834	—
COBRA Payments(6)	—	$8,759	$8,759	—

(1)
Information in this table assumes a termination or change in control date, as applicable, of December 31, 2024 and a price per share of our Class A common stock of $5.53 (the closing price of the Company’s Class A common stock on December 31, 2024, the last trading day of the 2024 Fiscal Year).

(2)
The accelerated equity award amounts reported in this column are only payable to the applicable Named Executive Officer in the event of a termination by the Company without cause, and are not payable in the event of a termination by such executive for good reason.

(3)
Amounts included in this column assume that RSUs are not assumed in a Change in Control. If these equity awards were assumed on a Change in Control, there would be no accelerated vesting, other than in the case of a qualified termination following the Change in Control (i.e. no single trigger vesting). The LTIP and PSU award agreements issued thereunder provide discretion to the Compensation Committee to determine the treatment of PSUs in the event of a Change in Control in which PSUs are not assumed; accordingly, the potential value of PSUs in this circumstance is unknown and no value is provided for such awards in this table.

(4)
Represents the cash severance payments payable to the applicable Named Executive Officer (calculated based on the base salary in effect as of December 31, 2024) in accordance with the terms of the applicable agreement or plan.

(5)
Represents the aggregate value of the accelerated vesting of the applicable Named Executive Officer’s equity awards outstanding as of December 31, 2024, payable to the Named Executive Officer in accordance with the terms of the applicable agreement or plan.

(6)	Represents the aggregate COBRA payments payable to the applicable Named Executive Officer in accordance with the terms of the applicable agreement or plan.

Equity Compensation Plan Information
The following table provides certain information with respect to all compensation plans under which our equity securities are authorized for issuance as of December 31, 2024.

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights(2)	Number of Securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by security holders(1)	2,315,022	—	4,220,975
Equity compensation plans not approved by security holders	—	—	—
Total	2,315,022	—	4,220,975

(1)	Refers to the LTIP.
(2)	There were no outstanding stock options as of December 31, 2024.
(3)
The number of shares authorized for issuance under the LTIP is subject to an automatic annual increase on January 1 of each calendar year during the term of the LTIP, equal to the lesser of (i) five percent of our outstanding common stock on the final day of the immediately preceding calendar year, and (ii) a smaller amount determined by the Board.

Chief Executive Officer Pay Ratio
Pursuant to Item 402(u) of Regulation S-K, we are disclosing the pay ratio comparing the median of the annual total compensation of our employees other than Mr. Moss, our Chief Executive Officer as of December 31, 2024 (the date selected to identify the median employee, as further described below), and the annual total compensation of Mr. Moss. The pay ratio is calculated in a manner consistent with Item 402(u) of Regulation S-K.
For the 2024 Fiscal Year:
•	The annual total compensation of the median employee identified at the median of all employees (other than Mr. Moss) was $67,671;
•	The annual total compensation of Mr. Moss was $8,108,466; and
•	The estimated ratio of the annual total compensation of Mr. Moss to the median annual total compensation of all other employees was approximately 120 to 1.
We selected December 31, 2024 as the date to determine the median employee. As of December 31, 2024, we had 1,290 employees globally, including 1,286 U.S. employees and four non-U.S. employees. In determining the identity of our median employee, we excluded our four non-U.S. employees, which in the aggregate represents less than 5% of our workforce. To identify the median employee we used federal taxable W-2 earnings, as determined from the Company’s payroll records for the twelve-month period ended December 31, 2024. Federal taxable W-2 earnings consist of cash compensation (including base salary, hourly wages, overtime pay, and annual incentive compensation) and other taxable earnings. We annualized the compensation for any employees who commenced work in 2024 and were employed as of December 31, 2024.
In accordance with the rules set forth in Item 402(u) of Regulation S-K, we calculated the median employee’s annual total compensation for 2024 in the same manner as the calculation of Mr. Moss’s annual total compensation in the “Summary Compensation Table” above.
We believe that this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Pay Versus Performance
The following table sets forth certain information with respect to the Company’s financial performance and the compensation paid to our Named Executive Officers for the years ended on December 31, 2024, December 31, 2023, December 31, 2022 and December 31, 2021.

									Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO 1(1)	Compensation Actually Paid to PEO 1(1)(2)	Summary Compensation Table Total for PEO 2(3)	Compensation Actually Paid to PEO 2(3)(2)	Summary Compensation Table Total for PEO 3(4)	Compensation Actually Paid to PEO 3(4)(2)	Average Summary Compensation Table Total for Non-PEO NEOs(5)	Average Compensation Actually Paid to Non-PEO NEOs(5)(2)	Total Shareholder Return(6)	Peer Group Total Shareholder Return(6)	Net Income(7)	Adjusted EBITDA(8)
2024	—	—	—	—	$8,108,466	$2,340,259(9)	$1,810,537	$(144,659)(9)	$16.30	$30.73	$24,127,000	$99,084,000
2023	$4,477,834	$301,159	$2,217,300	$1,180,717	$5,560,030	$3,239,960	$2,512,152	$1,086,518	$45.80	$47.53	$39,974,000	$173,391,000
2022	$4,712,152	$8,885,983	—	—	—	—	$1,074,313	$1,160,674	$72.71	$64.56	$127,611,000	$92,989,000
2021	$3,684,742	$2,916,141	—	—	—	—	$1,847,832	$1,795,895	$71.62	$67.78	$(327,000)	$62,857,000

(1)
The name of the Principal Executive Officer of the Company (“PEO”) that is included as PEO 1 in these columns is Jason Whitaker. Mr. Whitaker served as Chief Executive Officer from January 2020 – March 15, 2023.

(2)
In calculating the “compensation actually paid” amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with FASB ASC Topic 718. The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant.

(3)	The name of the PEO that is included as PEO 2 in these columns is Jeffery Tolnar. Mr. Tolnar served as interim Chief Executive Officer from March 15, 2023 – July 17, 2023.
(4)	The name of the PEO that is included as PEO 3 in these columns is Brandon Moss. Mr. Moss began serving as our Chief Executive Officer effective July 17, 2023.
(5)
The names of each of the non-PEO Named Executive Officers reflected in these columns for each applicable fiscal year are as follows: (i) for the 2024 Fiscal Year, Dominic Bardos, Jeffery Tolnar, Inez Lund, and Mehgan Peetz; (ii) for the 2023 Fiscal Year, Dominic Bardos and Mehgan Peetz; (iii) for the 2022 Fiscal Year, Dr. Philip Garton, Kevin Hubbard, Dominic Bardos, Mehgan Peetz and Jeffery Tolnar; and (iv) for the 2021 Fiscal Year, Mehgan Peetz and Jeffery Tolnar.

(6)
The Company TSR and the Company’s Peer Group TSR reflected in these columns for each applicable fiscal year is calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation S-K.

The peer group used to determine the Company’s Peer Group TSR for each applicable fiscal year is the following published industry index, as disclosed in our 2024 Annual Report to shareholders pursuant to Item 201(e) of Regulation S-K: MAC Global Solar Energy Index (SUNIDX).
(7)	Represents the amount of net income reflected in the Company’s audited GAAP financial statements for each applicable period.
(8)
We have selected Adjusted EBITDA as our “Company Selected Measure.” We define Adjusted EBITDA as net income plus/(minus) (i) interest expense, (ii) interest income (iii) income tax expense, (iv) depreciation expense, (v) amortization of intangibles, (vi) payable pursuant to the TRA adjustment, (vii) gain on termination of the TRA, (viii) equity-based compensation, (ix) acquisition-related expenses, (x) wire insulation shrinkback expenses, and (xi) wire insulation shrinkback litigation expenses. See Appendix A for reconciliation of net income to Adjusted EBITDA.

(9)
For the 2024 Fiscal Year, the “compensation actually paid” to the PEO and the average “compensation actually paid” to the non-PEO Named Executive Officers reflect each of the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for the 2024 Fiscal Year, computed in accordance with Item 402(v) of Regulation S-K:

	PEO 3	Average Non-PEO NEOs
Total Compensation Reported in 2024 Summary Compensation Table	$8,108,466	$1,810,537
Less, Grant Date Fair Value of Stock & Option Awards Reported in the 2024 Summary Compensation Table	(6,600,000)	(1,313,272)
Plus, Year-End Fair Value of Awards Granted in 2024 that are Outstanding and Unvested	2,743,322	360,878
Plus, Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested (From Prior Year-End to Year-End)	(1,372,225)	(477,484)
Plus, Vesting Date Fair Value of Awards Granted in 2024 that Vested in 2024	0	0
Plus, Change in Fair Value of Awards Granted in Prior Years that Vested in 2024 (From Prior Year-End to Vesting Date)	(539,304)	(160,855)
Less, Prior Year-End Fair Value of Awards Granted in Prior Years that Failed to Vest in 2024	0	(364,463)

	PEO 3	Average Non-PEO NEOs
Plus, Dollar Value of Dividends, Dividend Equivalents or other Earnings Paid on Stock & Option Awards in 2024 prior to Vesting (if not reflected in the fair value of such award or included in Total Compensation for that Year)	0	0
Total Adjustments	$(5,768,207)	(1,955,196)

Compensation Actually Paid for the 2024 Fiscal Year	$2,340,259	$(144,659)

Pay versus Performance Comparative Disclosure
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following charts describing the relationships between the information presented in the table above.
Compensation Actually Paid and Company TSR

Compensation Actually Paid vs. Company TSR
Compensation Actually Paid
$10,000,000
$9,000,000
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
$(1,000,000)
$71.62
$72.71
$45.80
$16.30
2021
2022
2023
2024
$80.00
$70.00
$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$-
Cumulative TSR
(value of initial $100 investment)
Sum of PEO's
Average for Non-PEO NEO's
Company TSR

Compensation Actually Paid and Net Income

Compensation Actually Paid vs. Net Income
Compensation Actually Paid
Net Income (millions)
$10,000,000
$9,000,000
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
$(1,000,000)
$140
$120
$100
$80
$60
$40
$20
$-
$(20)
$(0.3)
$127.6
$40.0
$24.1
2021
2022
2023
2024
Sum of PEO's
Average for Non-PEO NEO's
Net Inccome

Compensation Actually Paid and Adjusted EBITDA

Compensation Actually Paid vs. Adjusted EBITDA
Compensation Actually Paid
$10,000,000
$9,000,000
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
$(1,000,000)
Adjusted EBITDA (millions)
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$-
$62.9
$93.0
$173.4
$99.1
2021
2022
2023
2024
Sum of PEO's
Average for Non-PEO NEO's
Adjusted EBITDA

Company TSR and Peer Group TSR

Pay versus Performance Tabular List
The following are our most important performance measures used by us to link “compensation actually paid” to our Named Executive Officers to company performance for the 2024 Fiscal Year. The performance measures included are not ranked by relative importance.
Most Important Performance Measures
 Adjusted EBITDA
 Adjusted Free Cash Flow
 Cumulative Adjusted Diluted Earnings Per Share

DIRECTOR COMPENSATION
The following table summarizes the compensation awarded or paid to the members of the Board for the 2024 Fiscal Year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Brad Forth	$90,000	$280,006	$370,006
Peter Wilver(2)	$45,652	$180,003	$225,655
Ty Daul	$75,000	$180,003	$255,003
Toni Volpe	$75,000	$180,003	$255,003
Lori Sundberg	$90,000	$180,003	$270,003
Jeannette Mills	$75,000	$180,003	$255,003
Robert Julian	$100,000	$180,003	$280,003
Niharika Taskar Ramdev(3)	$29,347	$131,041	$160,388
Brandon Moss	—	—	—

(1)
Amounts in this column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of stock awards that were granted to certain of our non-employee directors in the 2024 Fiscal Year. On May 2, 2024, Peter Wilver, Ty Daul, Toni Volpe, Lori Sundberg, Jeannette Mills and Robert Julian each received an award of 20,619 RSUs. Brad Forth received an award of 32,074 RSUs on May 2, 2024. Niharika Taskar Ramdev received an award of 25,594 RSUs on August 9, 2024, in connection with her appointment to the Board. Each such award of RSUs vests one-hundred percent (100%) on the date of the 2025 Annual Meeting, subject to continued service through such vesting date. The aggregate number of unvested and outstanding stock awards at fiscal year-end for each non-employee director is equal to the number of RSUs the director received in 2024, as noted above, except that Mr. Wilver forfeited his unvested RSUs upon his resignation from the Board.

(2)
Mr. Wilver resigned from the Board, effective August 9, 2024. His cash retainer is pro-rated for the period of time during 2024 that he served on the Board. He forfeited his equity award in connection with his resignation.

(3)	Ms. Ramdev was appointed to the Board, effective August 9, 2024.
Narrative Disclosure to Director Compensation Table
On January 29, 2021, the Board adopted the Amended and Restated Non-Employee Director Compensation Policy for our non-employee directors (the “Director Compensation Policy”). Pursuant to the Director Compensation Policy, our non-employee directors are eligible to receive compensation for their service on the Board consisting of an annual cash retainer (and, if applicable, committee chairperson fees) and an annual award of RSUs granted under the LTIP. Effective as of May 2, 2024, the Board amended and restated the Director Compensation Policy to increase the value of the annual RSU award granted to our non-employee directors from $160,000 to $180,000. During the 2024 Fiscal Year, the Director Compensation Policy provided for the following:
Each non-employee director receives an annualized cash retainer of $75,000, paid in four equal quarterly installments, and prorated for any partial year of service on the Board. Each non-employee director who is a chairperson of a committee of the Board is entitled to additional cash compensation for such service, paid in four equal quarterly installments and prorated for any partial year of service, as follows: (i) $25,000 for the chairperson of the Audit Committee, (ii) $15,000 for the chairperson of the Compensation Committee, and (iii) $15,000 for the chairperson of the Nominating and Corporate Governance Committee.
Each non-employee director also receives an annual award of RSUs granted under the LTIP on or about the date of our annual meeting of shareholders, which will vest on the date of the annual meeting of shareholders in the subsequent year, subject to continued service through such date. The grant date fair market value of each such annual RSU award will equal approximately $180,000. In the event a new non-employee director is elected or appointed to the Board, such director will be eligible to receive an annual RSU award for the year of election or appointment, as applicable, which will vest on the date of the first Company annual meeting of shareholders to occur immediately following the applicable grant date, subject to continued service through such date, and prorated based on the number of days served during the period commencing as of the date of the Company annual meeting of shareholders that occurred immediately prior to the applicable grant date and ending on the applicable vesting date.
As of January 1, 2024, the Chairman of the Board is entitled to receive an additional annual RSU award with a grant date fair market value equal to approximately $100,000.
Our directors are eligible to be reimbursed for reasonable out-of-pocket expenses incurred to attend meetings or otherwise perform their duties consistent with service on the Board. Our directors are also entitled to the protection provided by the indemnification provisions in our Bylaws. The Board may revise the compensation arrangements for our directors from time to time.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Approval of Related Party Transactions
We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:
•	whether the transaction was undertaken in the ordinary course of business;
•	whether the transaction was initiated by the Company or the Related Party;
•	the availability of other sources of comparable products or services;
•	whether the transaction is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to the Company;
•	the approximate dollar value of the amount involved in the transaction, particularly as it relates to the related party;
•	the related party’s interest in the transaction; and
•	any other information regarding the transaction or the related party that would be material to investors in light of the circumstances of the particular transaction.
The Audit Committee may only approve those transactions that are in our best interests and those of our shareholders, as the Audit Committee determines in good faith.
In addition, under our Code of Ethics our employees, directors and executive officers must disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
Related Party Transactions
Limitation of Liability and Indemnification of Officers and Directors
Our Certificate of Incorporation and Bylaws indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”) and our Certificate of Incorporation also allows our Board to indemnify other employees. This indemnification extends to the payment of judgments in actions against officers and directors and to reimbursement of amounts paid in settlement of such claims or actions and may apply to judgments in favor of the Company or amounts paid in settlement to the Company. This indemnification also extends to the payment of attorneys’ fees and expenses of officers and directors in suits against them where the officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. This right of indemnification is not exclusive of any right to which the officer or director may be entitled as a matter of law and shall extend and apply to the estates of deceased officers and directors. As such, we are party to customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.
We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type.
Our Certificate of Incorporation and our Bylaws provide for the exculpation of directors and certain officers of the Company as permitted by Delaware law. The Board believes that the limitation of liability and indemnification provisions in our Certificate of Incorporation, Bylaws and insurance policies are necessary to attract and retain qualified directors and officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of our common stock as of March 6, 2025 for:
•	each person or group known to us who beneficially owns more than 5% of our common stock;
•	each of our directors;
•	each of our Named Executive Officers; and
•	all of our directors and executive officers as a group.
The numbers of shares of common stock beneficially owned and percentages of beneficial ownership are based on an aggregate of 167,115,267 shares of Class A common stock outstanding as of March 6, 2025.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Common stock subject to options or restricted stock units (“RSUs”) that are currently exercisable or will become exercisable or will vest within 60 days of March 6, 2025 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Shoals Technologies Group, Inc., 1400 Shoals Way, Portland, Tennessee 37148.

	Class A Common Stock Beneficially Owned(1)
Named of Beneficial Owner	Number	% Voting Power
5% Shareholders:
Wellington Management Group LLP(2)	20,459,631	12.2%
The Vanguard Group(3)	17,163,583	10.3%
BlackRock, Inc.(4)	15,960,004	9.6%
Named Executive Officers and Directors:
Brandon Moss	34,737	*
Dominic Bardos	52,479	*
Jeffery Tolnar(5)	38,451	*
Mehgan Peetz(6)	138,096	*
Inez Lund	4,114	*
Ty Daul(7)	57,535	*
Brad Forth(8)	489,719	*
Robert Julian(9)	33,679	*
Jeannette Mills(10)	33,679	*
Lori Sundberg(11)	52,035	*
Toni Volpe(12)	52,035	*
Niharika Taskar Ramdev(13)	25,594	*
All executive officers and directors as a group (11 individuals)(14)	874,057	*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)
Represents the percentage of voting power of our Class A common stock. Each share of Class A common stock entitles the holder to one vote per share. Our common stock is divided in two classes: Class A common stock and Class B common stock. Even though holders of Class B common stock would be entitled to one vote per share and to vote together with holders of Class A common stock as a single class on all matters presented at this Annual Meeting, as of the Record Date, there were no shares of Class B common stock outstanding.

(2)
Represents shares beneficially owned by Wellington Management Group LLP, 280 Congress Street, Boston, MA 02210. Wellington Management Group LLP reported that it has shared voting power as to 15,272,092 of these shares and shared dispositive power as to 20,459,63 of these shares. The foregoing information is based solely on a Schedule 13G filed by Wellington Management Group LLP with the SEC on March 7, 2025.

(3)
Represents shares beneficially owned by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group reported that it has shared voting power as to 476,529 of these shares, sole dispositive power as to 16,487,813 of these shares and shared dispositive power as to 675,770 of these shares. The foregoing information is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on January 8, 2025.

(4)
Represents shares beneficially owned by BlackRock, Inc., 50 Hudson Yards, New York, NY 10001. BlackRock, Inc. reported that it has sole voting power as to 15,763,015 of these shares and sole dispositive power as to 15,960,004 of these shares. The foregoing information is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 7, 2025.

(5)	Includes 3,594 RSUs that vest within 60 days of March 6, 2025.
(6)	Ms. Peetz resigned from the Company effective August 23, 2024. This information is based solely on the Form 4 filed on behalf of Ms. Peetz on July 8, 2024.
(7)	Includes 20,619 RSUs that vest within 60 days of March 6, 2025.
(8)	Includes 32,074 RSUs that vest within 60 days of March 6, 2025.
(9)	Includes 20,619 RSUs that vest within 60 days of March 6, 2025.
(10)	Includes 20,619 RSUs that vest within 60 days of March 6, 2025.
(11)	Includes 20,619 RSUs that vest within 60 days of March 6, 2025.
(12)	Includes 20,619 RSUs that vest within 60 days of March 6, 2025.
(13)	Includes 25,594 RSUs that vest within 60 days of March 6, 2025.
(14)	Includes 160,763 RSUs that vest within 60 days of March 6, 2025.

PROPOSAL 2 – SAY-ON-PAY
We are asking shareholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section and the related compensation tables and narrative. This item is being presented pursuant to Section 14A of the Exchange Act. Although this advisory vote is not binding, the Compensation Committee will consider the voting results when evaluating our executive compensation program.
Our executive compensation program is designed to support our long-term success and reflect our pay-for-performance culture. We have a strong belief in promoting a pay-for-performance culture, and, accordingly, as described in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee has structured an executive compensation program that is competitive, rewards achievement of our business objectives, and aligns the interests of our executive officers, including our Named Executive Officers, with those of our shareholders. Our executive compensation program is designed to recruit and retain as executive officers individuals with the highest capacity to develop, grow, and manage our business, and to align their compensation with our short-term and long-term goals.
You are being asked to approve the following resolution at the Annual Meeting:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the proxy statement for the 2025 annual meeting of shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION ABOVE.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected Ernst & Young LLP (“Auditor”) as the independent registered public accounting firm to audit the Company’s and its subsidiaries’ books, records and accounts for the fiscal year 2025. Our Board has endorsed this appointment. Ratification of the selection of Auditor by our shareholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to our shareholders for ratification at the Annual Meeting. If our shareholders do not ratify the selection, our Board and our Audit Committee will reconsider whether to retain Auditor, but may nonetheless retain Auditor. Even if the selection is ratified, the Audit Committee in its discretion may change such appointment at any time during the year if it determines that such change would be in the best interests of the Company and our shareholders.
In retaining Auditor as the Company’s independent registered public accounting firm, the Audit Committee considered whether the provision of non-audit services by Auditor was compatible with maintaining Auditor’s independence and concluded that it was. Representatives of Auditor are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Auditor has served as our independent registered public accounting firm since March 11, 2025.
Change in Accountants
BDO USA, P.C. (“BDO”) audited our consolidated financial statements for fiscal years 2024, 2023 and 2022. On March 11, 2025, pursuant to the Audit Committee’s determination, the Company dismissed BDO as the Company’s independent registered public accounting firm. BDO’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2024 and 2023 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2024 and 2023, and the subsequent interim periods through March 11, 2025, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and BDO on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to BDO’s satisfaction, would have caused BDO to make reference thereto in their reports; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.
In connection with the filing of the Company’s Current Report on Form 8-K dated March 12, 2025 (the “Form 8-K”), the Company provided BDO with a copy of the above disclosures, and requested that BDO furnish a letter addressed to the SEC stating whether or not BDO agrees with the statements in the immediately preceding paragraph. The Company subsequently received the requested letter, and a copy of BDO’s letter, dated March 11, 2025, was filed as Exhibit 16.1 to the Form 8-K.
As of March 11, 2025, pursuant to the Audit Committee’s determination, the Company engaged Auditor to serve as its independent registered public accounting firm for fiscal year 2025. During the fiscal years ended December 31, 2024 and 2023 and the subsequent interim periods through March 11, 2025, neither the Company nor anyone on its behalf has consulted with Auditor regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Auditor concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K. The change in independent registered public accounting firm did not result from any dissatisfaction with the quality of professional services rendered by Auditor.

Fees and Services
The Audit Committee appointed BDO as our independent registered public accounting firm for the year ending December 31, 2024. Services provided to the Company and its subsidiaries by BDO USA, P.C. for the years ended December 31, 2024 and 2023 are described below.
The following table summarizes the aggregate fees for professional audit services and other services rendered by BDO USA, P.C. for the years ended December 31, 2024 and 2023:

	2024	2023
Audit Fees(1)	$931,597	$1,229,179
Audit-Related Fees	—	—
Tax Fees(2)	$83,037	—
All Other Fees	—	—
Total	$1,014,634	$1,229,179

(1)
Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and consultations on accounting matters directly related to the audit. For 2023, the amount also includes fees for professional services rendered in connection with our secondary offering completed in March 2023.

(2)	Consist of aggregate fees for tax compliance, tax advice and related matters.
In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and the Company’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC, as well as the American Institute of Certified Public Accountants.
The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and other applicable securities laws. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. Each year, the Audit Committee will pre-approve audit services, audit-related services and tax services to be used by the Company.
The Audit Committee approved all services provided by BDO. We do not expect a representative of BDO, our independent auditor for the fiscal year ended December 31, 2024, to be present at the Annual Meeting.
Required Vote
Ratification of the appointment of Auditor requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the Company’s shareholders do not ratify the appointment of Auditor, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Auditor as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.
THE AUDIT COMMITTEE AND THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025.

AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act or the Exchange Act that might incorporate by reference this proxy statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.
The Audit Committee oversees our financial reporting process and risk management program on behalf of the Board. This report reviews the actions taken by the Audit Committee with regard to our financial reporting process during fiscal 2024 and particularly with regard to the audited consolidated financial statements as of December 31, 2024 and 2023 and for the three years ended December 31, 2024.
The members of the Audit Committee are independent. None of the Audit Committee members is or has been an officer or employee of the Company or any of our subsidiaries or has any current business or any family relationships with the Company or any of its subsidiaries or affiliates.
Our management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.
The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
In addition, the Audit Committee reviewed the risk management program and discussed with management the relevant enterprise risk management policies and procedures.
The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee discussed with the auditors their independence from management and the Company, including the matters in the auditor’s written disclosures and the letter required by the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence. The Audit Committee also considered whether the provision of services during the fiscal year ended December 31, 2024 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.
Additionally, the Audit Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their observations on our internal controls and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.
Audit Committee:
Robert Julian, Chair
Ty Daul
Toni Volpe
Niharika Taskar Ramdev

OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. These filings are also available on our corporate website at https://investors.shoals.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION
The Company is paying the expenses of this solicitation. We have also retained Morrow Sodali LLC, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $15,000 plus reasonable out-of-pocket expenses. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile, email or other similar means.

APPENDIX A
Non-GAAP Financial Measures
Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Net Income and Cumulative Adjusted Diluted Earnings per Share (“EPS”)
We define Adjusted EBITDA as net income plus/(minus) (i) interest expense, (ii) interest income (iii) income tax expense, (iv) depreciation expense, (v) amortization of intangibles, (vi) payable pursuant to the TRA adjustment, (vii) gain on termination of the TRA, (viii) equity-based compensation, (ix) acquisition-related expenses, (x) wire insulation shrinkback expenses, and (xi) wire insulation shrinkback litigation expenses. We define Adjusted Net Income as net income attributable to Shoals Technologies Group, Inc. plus (i) net income impact from assumed exchange of Class B common stock to Class A common stock as of the beginning of the earliest period presented, (ii) adjustment to the provision for income tax, (iii) amortization of intangibles, (iv) amortization / write-off of deferred financing costs, (v) payable pursuant to the TRA adjustment, (vi) gain on termination of the TRA, (vii) equity-based compensation, (viii) acquisition-related expenses, (ix) wire insulation shrinkback expenses, and (x) wire insulation shrinkback litigation expenses, all net of applicable income taxes. We define Adjusted Diluted EPS as Adjusted Net Income divided by the diluted weighted average shares of Class A common stock outstanding for the applicable period, which assumes the exchange of all outstanding Class B common stock for Class A common stock as of the beginning of the earliest period presented. We define Adjusted Free Cash Flow as net cash provided by operating activities plus/(minus) (i) purchases of property, plant, and equipment and (ii) cash outflows related to wire insulation shrinkback expenses.
Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted Free Cash Flow are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, GAAP. We present Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted Free Cash Flow because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted Free Cash Flow: (i) as factors in evaluating management’s performance when determining incentive compensation, as applicable; (ii) to evaluate the effectiveness of our business strategies; and (iii) because our credit agreement uses measures similar to Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted Free Cash Flow to measure our compliance with certain covenants.
Among other limitations, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS and Adjusted Free Cash Flow do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and may be calculated by other companies in our industry differently than we do or not at all, which may limit their usefulness as comparative measures.
Because of these limitations, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS and Adjusted Free Cash Flow should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. You should review the reconciliation of net income to Adjusted EBITDA, net income attributable to Shoals Technologies Group, Inc. to Adjusted Net Income and Adjusted Diluted EPS, and net cash provided by operating activities to Adjusted Free Cash Flow below and not rely on any single financial measure to evaluate our business.

Reconciliation of Net Income to Adjusted EBITDA (in thousands):

	Year Ended December 31,
	2024	2023	2022
Net income	$24,127	$42,661	$143,013
Interest expense	13,827	24,100	18,538
Interest income	(518)	—	—
Income tax expense	13,736	12,274	8,987
Depreciation expense	5,007	2,612	1,858
Amortization of intangibles	7,619	7,917	8,651
Payable pursuant to the TRA adjustment(c)	—	—	6,675
Gain on termination of TRA	—	—	(110,883)
Equity-based compensation	14,230	20,862	16,108
Acquisition-related expenses	—	—	42
Wire insulation shrinkback expenses(a)	13,764	61,705	—
Wire insulation shrinkback litigation expenses(b)	7,292	1,260	—
Adjusted EBITDA	$99,084	$173,391	$92,989

Reconciliation of Net Income Attributable to Shoals Technologies Group, Inc. to Adjusted Net Income (in thousands):

	Year Ended December 31,
	2024	2023	2022
Net income attributable to Shoals Technologies Group, Inc.	$24,127	$39,974	$127,611
Net income impact from assumed exchange of Class B common stock to Class A common stock(d)	—	2,687	15,402
Adjustment to the provision for income tax(e)	—	(653)	(3,726)
Tax effected net income	24,127	42,008	139,287
Amortization of intangibles	7,619	7,917	8,651
Amortization / write-off of deferred financing costs	3,093	2,165	1,365
Payable pursuant to the TRA adjustment(c)	—	—	6,675
Gain on termination of TRA	—	—	(110,883)
Equity-based compensation	14,230	20,862	16,108
Acquisition-related expenses	—	—	42
Wire insulation shrinkback expenses(a)	13,764	61,705	—
Wire insulation shrinkback litigation expenses(b)	7,292	1,260	—
Tax impact of adjustments(f)	(11,591)	(24,604)	1,158
Adjusted Net Income	$58,534	$111,313	$62,403

(a)
For the year ended December 31, 2024 represents (i) $13.3 million of wire insulation shrinkback warranty expenses related to the identification, repair and replacement of a subset of wire harnesses presenting unacceptable levels of wire insulation shrinkback, and (ii) $0.5 million of inventory write-downs of wire in connection with wire insulation shrinkback. For the year ended December 31, 2023 represents, (i) $59.1 million wire insulation shrinkback warranty expenses related to the identification, repair and replacement of a subset of wire harnesses presenting unacceptable levels of wire insulation shrinkback, and (ii) $2.6 million of inventory write-downs of wire in connection with wire insulation shrinkback. We consider expenses incurred in connection with the identification, repair and replacement of the impacted wire harnesses as well as the write-down of related inventory distinct from normal, ongoing service identification, repair and replacement expenses that would be reflected under ongoing warranty expenses within the operation of our business and normal write-downs of inventory, which we do not exclude from our non-GAAP measures. In the future, we also intend to exclude from our non-GAAP measures the benefit of liability releases, if any. We believe excluding expenses from these discrete liability events provides investors with a better view of the operating performance of our business and allows for comparability through periods.

(b)
For the year ended December 31, 2024, represents $7.3 million of expenses incurred in connection with the lawsuit initiated by the Company against the supplier of the defective wire. For the year ended December 31, 2023, represents $1.3 million of expenses incurred in connection with the lawsuit initiated by the Company against the supplier of the defective wire. We consider this litigation distinct from ordinary course legal matters given the expected magnitude of the expenses, the nature of the allegations in the

Company’s complaint, the amount of damages sought, and the impact of the matter underlying the litigation on the Company’s financial results. In the future, we also intend to exclude from our non-GAAP measures the benefit of recovery, if any. We believe excluding expenses from these discrete litigation events provides investors with a better view of the operating performance of our business and allows for comparability through periods.
(c)	Represents an adjustment to eliminate the impact of the payable pursuant to the TRA.
(d)	Reflects net income to Class A common stock from assumed exchange of corresponding shares of our Class B common stock held by our founder and management.
(e)
Shoals Technologies Group, Inc. is subject to U.S. Federal income taxes, in addition to state and local taxes. The adjustment to the provision for income tax reflects the effective tax rates below, assuming Shoals Technologies Group, Inc. owned 100% of the units in Shoals Parent LLC prior to March 10, 2023.

	Year Ended December 31,
	2024	2023	2022
Statutory U.S. Federal income tax rate	21.0%	21.0%	21.0%
Permanent adjustments	1.3%	1.9%	0.2%
State and local taxes (net of federal benefit)	2.9%	3.3%	3.0%
Effective income tax rate for Adjusted Net Income	25.2%	26.2%	24.2%

(f)	Represents the estimated tax impact of all Adjusted Net Income add-backs, excluding those which represent permanent differences between book versus tax.
Reconciliation of Diluted Weighted Average Shares Outstanding to Adjusted Diluted Weighted Average Shares Outstanding (in thousands, except per share amounts):

	Year Ended December 31,
	2024	2023	2022
Diluted weighted average shares of Class A common stock outstanding, excluding Class B common stock	168,725	164,504	114,803
Assumed exchange of Class B common stock to Class A common stock	—	5,698	52,828
Adjusted diluted weighted average shares outstanding	168,725	170,202	167,631
Adjusted Net Income	$58,534	$111,313	$62,403
Adjusted Diluted EPS	$0.35	$0.65	$0.37

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow (in thousands):

	Year Ended December 31,
	2024	2023	2022
Net cash provided by operating activities	$80,388	$91,955	$ 39,455
Purchases of property, plant and equipment	(8,393)	(10,578)	(3,154)
Cash outflows related to wire insulation shrinkback expenses(g)	29,123	5,202	—
Adjusted Free Cash Flow	$ 101,118	$86,579	$36,301

(g)
For the year ended December 31, 2023 and 2024 represents (i) $5.2 million, and $29.1 million, respectively, of cash outflows related to wire insulation shrinkback expenses related to the identification, repair and replacement of a subset of wire harnesses presenting unacceptable levels of wire insulation shrinkback. We consider cash outflows related to wire insulation shrinkback expenses incurred in connection with the identification, repair and replacement of the impacted wire harnesses distinct from normal, ongoing service identification, repair and replacement expenses that would be reflected under ongoing warranty expenses within the operation of our business, which we do not exclude from our non-GAAP measures. In the future, we also intend to exclude from our non-GAAP measures the benefit of liability releases, if any. We believe excluding cash outflows from these discrete liability events provides investors with a better view of the operating performance of our business and allows for comparability through periods.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 30, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SHLS2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 30, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V62429-P23179

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SHOALS TECHNOLOGIES GROUP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class I Director Nominees.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Ty Daul
02) Toni Volpe
03) Niharika Taskar Ramdev

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: The common stock represented by this card will be voted as directed or, if properly executed but no direction is given, will be voted for the nominees listed in Proposal No. 1, and for each of Proposals No. 2 and No. 3. The proxies, in their discretion, are further authorized to vote (a) for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, and (b) on any matter which the Board of Directors did not know would be presented at the 2025 Annual Meeting of Shareholders by a reasonable time before the proxy solicitation was made, and (c) on other matters which may properly come before the 2025 Annual Meeting of Shareholders and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K wrap are available at www.proxyvote.com.

V62430-P23179

SHOALS TECHNOLOGIES GROUP, INC.
Annual Meeting of Shareholders
May 1, 2025 10:00 AM ET
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Dominic Bardos, Brandon Moss, and Chris Johnson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Shoals Technologies Group, Inc. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Shoals Technologies Group, Inc. to be held on May 1, 2025 or any adjournment thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders, or any adjournment or postponement thereof.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATIONS, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side